UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CREE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cree, Inc.:

The 2008 Annual Meeting of Shareholders of Cree, Inc. will be held at the offices of the corporation at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, October 30, 2008, at 10:00 a.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1—Election of seven directors

•	Proposal No. 2—Approval of amendments to the 2004 Long-Term Incentive Compensation Plan

•	Proposal No. 3—Approval of an amendment to the 2005 Employee Stock Purchase Plan

•	Proposal No. 4—Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 28, 2009

All shareholders are invited to attend the meeting in person. Only shareholders of record at the close of business on September 2, 2008 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Adam H. Broome
Secretary

Durham, North Carolina

September 16, 2008

IMPORTANT:     Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) by telephone, by calling the toll-free telephone number printed on your proxy card; (2) over the Internet, by accessing the website address printed on your proxy card; or (3) by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

CREE, INC.

PROXY STATEMENT

MEETING INFORMATION

The Board of Directors of Cree, Inc., or the Company, is asking for your proxy for use at the 2008 Annual Meeting of Shareholders and any adjournments of the meeting. The meeting will be held at our offices at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, October 30, 2008, at 10:00 a.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of seven directors; (2) approval of amendments to the 2004 Long-Term Incentive Compensation Plan, or the LTIP; (3) approval of an amendment to the 2005 Employee Stock Purchase Plan, or the ESPP; and (4) ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 28, 2009.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, FOR approval of the amendments to the LTIP, FOR approval of the amendment to the ESPP, and FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 28, 2009.

We intend to mail our 2008 Annual Report, this proxy statement and the accompanying proxy card to shareholders beginning on or about September 19, 2008. The annual report is not part of our proxy soliciting materials.

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to Be Held on October 30, 2008

The annual report and proxy statement will also be available on the Internet at www.cree.com/annualmeeting.

VOTING PROCEDURES

Who Can Vote

Only shareholders of record of the Company at the close of business on September 2, 2008 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 88,252,316 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•

Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Wednesday, October 29, 2008, at 11:59 p.m. Eastern time. If you vote by telephone, you need not return your proxy card.

•

Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Wednesday, October 29, 2008 at 11:59 p.m. Eastern time. If you vote over the Internet, you need not return your proxy card.

•

Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, October 29, 2008.

•

Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote

You can revoke your proxy and change your vote by (1) attending the meeting and voting in person, (2) delivering written notice of revocation of your proxy to the Secretary at any time before voting is closed, (3) timely submitting another signed proxy card bearing a later date or (4) timely submitting new voting instructions by telephone or over the Internet as described above.

How Your Proxy Will Be Voted

If you timely submit your proxy by telephone, over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy without giving contrary voting instructions, your shares will be voted “FOR” election of the director nominees listed in this proxy statement, “FOR” approval of the amendments to the LTIP, “FOR” approval of the amendment to the ESPP, and “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 28, 2009.

How You Can Vote Shares Held by a Broker or Other Nominee

If a broker, bank, custodian or other nominee holds your shares, you may have received a voting instruction form with this proxy statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.

Quorum Required

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on any matter (sometimes referred to as a “broker non-vote”) will also be considered present for purposes of determining the existence of a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast. Thus the seven nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

The proposed amendments to the LTIP, amendment to the ESPP and ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2009 will be approved if the votes cast for approval exceed the votes cast against approval.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

All seven of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his successor has been duly elected and qualified.

The following table lists the nominees for election and information about each.

Name	Age	Principal Occupation and Background	Director Since
Charles M. Swoboda	41	Mr. Swoboda has served as the Company’s Chief Executive Officer since June 2001, as President since January 1999, as a member of the Board of Directors since October 2000 and as chairman since April 2005. He was Chief Operating Officer of the Company from 1997 to June 2001 and Vice President for Operations from 1997 to 1999. Prior to his appointment as Vice President for Operations, Mr. Swoboda served as Operations Manager from 1996 to 1997, as General Manager of the Company’s former subsidiary, Real Color Displays, Incorporated, from 1994 to 1996 and as LED Product Manager from 1993 to 1994. He was previously employed by Hewlett-Packard Company.	2000

John W. Palmour, Ph.D.	47	Dr. Palmour, one of the Company’s founders, has been a member of the Board of Directors since October 1995 and has served as the Company’s Director of Advanced Devices since 1995 and as an Executive Vice President since August 2002. As Executive Vice President for Advanced Devices, Dr. Palmour is responsible for all aspects of the Company’s power and radio frequency businesses and also manages the Company’s contract research programs. He previously served on the Board of Directors from 1992 to 1993.	1995

Dolph W. von Arx	74	Mr. von Arx has been a member of the Board of Directors since October 1991 and has served as Lead Independent Director since April 2005. He is the former Chairman, President and Chief Executive Officer of Planters Lifesavers Company, an affiliate of RJR Nabisco, Inc. Since his retirement from Planters Lifesavers Company in 1991, Mr. von Arx served as non-executive Chairman of Morrison Restaurants Inc., a publicly held family dining business, from 1996 to 1998 and is currently a director of Northern Trust of Florida and Aqua-Scent, Inc.	1991

Clyde R. Hosein	49	Mr. Hosein has been a member of the Board of Directors since December 2005. Since June 2008, he has served as Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits. From 2003 to 2008, he served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a provider of essential mixed-signal semiconductor solutions. From 2001 to 2003, he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation.	2005

Name	Age	Principal Occupation and Background	Director Since
Franco Plastina	45	Mr. Plastina joined the Board of Directors in December 2007. Since February 2006, he has served as President and Chief Executive Officer, and as a board member, of Tekelec, a publicly traded provider of telecommunications network systems and software applications. Before joining Tekelec, Mr. Plastina served as Executive in Residence at Warburg Pincus LLC, a private equity firm, where he was responsible for evaluating potential investments and providing executive support to portfolio companies. From 2003 to 2005, he held various executive positions with Proxim Corporation, a provider of Wi-Fi and broadband wireless access products, including Executive Chairman, President and CEO. In June 2005, Proxim Corporation filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From 1987 until 2002, Mr. Plastina served in a series of management and executive positions with Nortel Networks Corporation, a multi-national telecommunications equipment provider.	2007

Harvey A. Wagner	67	Mr. Wagner has served on the Board of Directors since February 2004. Since April 2008, he has served as President and Chief Executive Officer, and as a board member, of Caregiver Services, Inc., a home care provider. Mr. Wagner previously served as President and Chief Executive Officer of Quovadx, Inc., a global software and services company, from October 2004 to July 2007, as its Acting President and Chief Executive Officer from May 2004 to October 2004, and as a member of its Board of Directors from April 2004 to July 2007. Earlier in his career he spent 18 years in Silicon Valley where he held senior financial positions with GTE Corporation, Fairchild and American Microsystems. From 1989 to 1994 he served as CFO at Computervision Corporation and from 1994-1998 at Scientific-Atlanta, Inc. From 1998 until joining Quovadx in 2004, he held CFO positions with Premiere Technologies, Inc., PaySys International, Inc., Optio Software, Inc. and Mirant Corporation. He is currently also a director of FormFactor, Inc. and StarTek, Inc.	2004

Thomas H. Werner	48	Mr. Werner has been a member of the Board of Directors since March 2006. He has served as Chief Executive Officer for SunPower Corporation, a publicly traded manufacturer of high-efficiency solar cells and solar panels, since June 2003, and is also a member of its Board of Directors. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001 to June 2003. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company.	2006

The Board of Directors recommends shareholders

vote FOR election of the nominees named above.

Director Not Standing for Re-election

Name	Age	Principal Occupation and Background	Director Since
James E. Dykes	70	Mr. Dykes, who has served on the Board of Directors since January 1992, is not standing for re-election. He was formerly President and Chief Executive Officer of Signetics Company, a semiconductor manufacturer and wholly owned subsidiary of North American Philips Corporation, from 1989 until his retirement in 1993, and from 1987 to 1988 served as the first President and Chief Executive Officer of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor foundry.	1992

Executive Officers

Mr. Swoboda and Dr. Palmour serve as both executive officers of the Company and members of the Board of Directors. John T. Kurtzweil (age 52) and Stephen D. Kelley (age 46) also serve as executive officers of the Company.

Mr. Kurtzweil was appointed as Executive Vice President—Finance and as Chief Financial Officer and Treasurer of the Company effective September 29, 2006. Before joining the Company, he served from 2004 to 2006 as Senior Vice President and Chief Financial Officer of Cirrus Logic, Inc., a publicly traded supplier of analog, mixed-signal and digital processing solutions for audio and industrial product applications, based in Austin, Texas. He previously served as Senior Vice President and Chief Financial Officer of ON Semiconductor Corporation, a global supplier of power- and data-management semiconductors and standard semiconductor components, and of disk drive component manufacturer Read-Rite Corporation, which sold substantially all of its assets to Western Digital Corp. in 2003. Immediately prior to joining Cirrus Logic, Mr. Kurtzweil had served as interim Chief Financial Officer for Quepasa Corporation, an online company serving the growing U.S. Hispanic community.

Mr. Kelley was appointed as an Executive Vice President and as Chief Operating Officer of the Company effective August 19, 2008. Before joining the Company, he served from 2003 to 2008 as Vice President and General Manager of the Standard Linear and Logic Group of Texas Instruments Incorporated, a publicly traded semiconductor supplier based in Dallas, Texas. Mr. Kelley previously served as Senior Vice President and General Manager of Philips Semiconductors, a division of Royal Philips Electronics N.V., from 2002 to 2003 and held a series of other executive positions with Philips Semiconductors beginning in 1993. He was previously employed by National Semiconductor Corporation, MX-COM, Inc., Fairchild Semiconductor International, Inc. and Motorola Semiconductor (now Freescale, Inc.).

Code of Ethics

We have adopted a Code of Ethics applicable to our senior financial officers, including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. The full text of our Code of Ethics is published on our website at www.cree.com. Consistent with Item 5.05 of Form 8-K, we intend to disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver. We will also provide a copy of our Code of Ethics to any person, without charge. All such requests should be in writing and sent to the attention of the Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.

Board Composition and Independence of Directors

The size of the Board of Directors was fixed at nine members in 1988 by shareholder action pursuant to the Company’s Bylaws. Generally only from six to eight persons have served on the Board at any one time. Only seven persons have been nominated for election at the annual meeting. Under the rules of the Securities and Exchange Commission, the accompanying proxy cannot be voted for more than seven nominees.

A majority of the Board of Directors must be comprised of independent directors for the Company to comply with the listing requirements of The Nasdaq Stock Market, or Nasdaq. The Board has determined that six of the present directors—Messrs. Dykes, von Arx, Hosein, Plastina, Wagner and Werner—are each an “independent director” within the meaning of the applicable Marketplace Rules of Nasdaq. All of these directors, other than Mr. Dykes, are standing for re-election.

Robert J. Potter, Ph.D., a former director who completed his term of service on the Board on November 1, 2007 and did not stand for re-election, was also determined by the Board to be an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules.

Attendance at Meetings

The Board of Directors held seven meetings during the fiscal year ended June 29, 2008. Each incumbent director attended or participated in 75% or more of the aggregate of the number of meetings of the Board of Directors held during the period he was a director and the number of meetings of committees on which he served that were held during the period of his service, with the exception of Mr. Dykes.

The Company expects all directors to attend each annual meeting of shareholders absent good reason. All eight directors serving at that time attended the 2007 Annual Meeting of Shareholders.

Standing Committees

The standing committees of the Board of Directors include the Audit Committee, the Governance and Nominations Committee and the Compensation Committee. Each of these committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.cree.com. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of the existing standing committees and their composition.

Audit Committee

The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The responsibilities of the Audit Committee include acting on the Board’s behalf in providing oversight with respect to (i) the quality and integrity of the Company’s financial statements and internal accounting and financial controls, (ii) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the auditors engaged to provide audit services to the Company and (iii) the Company’s compliance with legal and regulatory requirements.

The members of the Audit Committee are Messrs. Wagner, Hosein and Plastina. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules, including the special independence requirements applicable to Audit Committee members. Mr. Wagner is Chairman of the Audit Committee and has served in that capacity since 2004. The Board has determined that each of Mr. Wagner, Mr. Hosein and Mr. Plastina is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The Audit Committee held eight meetings during fiscal 2008. The Audit Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Governance and Nominations Committee

The Governance and Nominations Committee is appointed by the Board to assist the Board in fulfilling its responsibilities to shareholders by (i) identifying individuals qualified to become directors and recommending that the Board select the candidates for all directorships to be filled by the Board or by the shareholders, (ii) developing and recommending to the Board corporate governance principles for the Company and (iii) otherwise taking a leadership role in shaping the corporate governance of the Company.

The members of the Governance and Nominations Committee are Messrs. von Arx, Dykes, Hosein, Plastina, Wagner and Werner. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules. Mr. von Arx is Chairman of the Governance and Nominations Committee and has served in that capacity since 2004. The Governance and Nominations Committee charter establishes a policy with regard to the consideration of director candidates, including those candidates recommended by shareholders. The Committee will consider written nominations properly submitted by shareholders according to procedures set forth in the Company’s Bylaws. For a description of these procedures and policies regarding nominations see “Procedures for Director Nominations” and “2009 Annual Meeting of Shareholders” below. The Governance and Nominations Committee held four meetings during fiscal 2008. The Governance and Nominations Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Compensation Committee

The Compensation Committee is appointed by the Board to assist the Board in discharging its overall responsibility relating to executive officer and director compensation and to oversee and report to the Board as appropriate on the Company’s compensation and benefit policies, programs and plans, including its stock-based compensation programs. The Compensation Committee approves the compensation of all executive officers, administers the Company’s stock-based compensation programs and recommends compensation for non-employee directors to the Board for approval.

The Compensation Committee solicits the recommendations of the Company’s Chief Executive Officer with respect to the compensation of the Company’s executive officers other than himself and approves such recommendations, as modified, if applicable. In addition, in 2007, the Company engaged Mercer Human Resource Consulting, or Mercer, an outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program for its executive officers and directors for fiscal 2008. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to the Company’s executive officers and in making recommendations with respect to the compensation of non-employee directors. The Committee generally makes decisions and recommendations regarding annual compensation at its August meeting each year.

The members of the Compensation Committee are Messrs. Werner, von Arx and Dykes. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules. Mr. Werner is Chairman of the Compensation Committee and has served in that capacity since January 30, 2007. The Compensation Committee held six meetings during fiscal 2008. The Compensation Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Certain Transactions

COTCO Acquisition

The Company acquired COTCO Luminant Device Limited (now Cree Hong Kong Limited), or COTCO, from COTCO Holdings Limited on March 30, 2007 pursuant to a Share Purchase Agreement dated March 12, 2007. As a result of the acquisition, COTCO Holdings Limited, now known as United Luminous International

(Holdings) Limited, or Holdings (which is beneficially owned by Paul Lo), became a beneficial owner of more than 5% of the Company’s common stock. The Company acquired all of the outstanding share capital of COTCO in exchange for consideration consisting of approximately 7.6 million shares of the Company’s common stock and $77.3 million cash. The Share Purchase Agreement provided that additional consideration of up to $125.0 million may be payable to Holdings or its designees in the event COTCO achieves specific EBITDA targets over the Company’s two full fiscal years following the acquisition. The Company may elect to pay the additional consideration in cash, shares of the Company’s common stock or a combination of cash and stock, so long as the total number of shares of the Company’s common stock issued to Holdings relating to the transaction is less than 9.99% of the Company’s then outstanding common stock (taking into account the issuance). As the operations acquired through the COTCO acquisition achieved certain defined EBITDA targets for the fiscal year ended June 29, 2008, the Company made a cash payment in the amount of $60.0 million to Holdings in the first quarter of fiscal 2009. If certain defined EBITDA targets are met by the operations acquired through the COTCO acquisition in fiscal 2009, an additional contingent payment of up to $65.0 million may be due to Holdings or its designees. This additional contingent payment may be settled in cash or common stock at the Company’s option, subject to certain limitations.

Transactions Between COTCO, Holdings and Light Engine Limited

Concurrently with the acquisition of COTCO, the Company, COTCO and Holdings entered into a Transition Services Agreement under which Holdings agreed to make certain services and systems available to the Company and COTCO, and COTCO agreed to provide certain services to Holdings, in order to effect an orderly transfer of administrative support services and facilities. The Transition Services Agreement expires in March 2009. Under the agreement, COTCO agreed to pay Holdings monthly fees totaling approximately $25,000 for the services and use of the systems, and Holdings agreed to pay COTCO a monthly service fee of approximately $4,200. The agreement also allowed COTCO use of certain premises in return for reimbursement of the costs of Holdings associated with such use. COTCO vacated the premises in the first quarter of fiscal 2008 and sold furniture and fixtures from the previously used premises to Holdings for approximately $0.4 million.

As the beneficial owner of Holdings, Paul Lo is also the beneficial owner of Light Engine Limited, or Light Engine, which is a subsidiary of Holdings and a former sister company of COTCO. Light Engine is primarily focused on value added modules and systems for lighting products. Concurrently with the acquisition of COTCO, COTCO entered into a Supply Agreement with Light Engine, under which Light Engine agreed to purchase LED lamp products until June 28, 2009. The Supply Agreement requires Light Engine to purchase a minimum quarterly volume of lamp products from COTCO, based on the volume of products COTCO sold to Holdings and its subsidiaries in the quarter ended December 31, 2006. Light Engine is to use commercially reasonable efforts to increase its quarterly volume of purchases by at least 10% per quarter after September 24, 2007, subject to business and market conditions. In addition, in the event Light Engine intends to purchase LED lamp products beyond the minimum requirements of the Supply Agreement, COTCO has a right of first refusal to supply the additional LED lamp products so long as the products meet Light Engine’s reasonable requirements. During fiscal 2008, Light Engine purchased approximately $35.1 million of LED lamp products from COTCO pursuant to the Supply Agreement.

In addition, during fiscal 2008, Holdings purchased approximately $0.2 million of LED lamp products from COTCO pursuant to standard purchase orders.

Transactions Between COTCO and Konwin Technology Limited

Paul Lo, collectively with certain immediate family members, owns a minority interest in Gold Peak Industries (Holdings) Limited, which owns a minority interest in Lighthouse Technologies Limited. Lighthouse Technologies Limited wholly owns Konwin Technology Limited, or Konwin, resulting in Paul Lo, collectively with certain immediate family members, indirectly beneficially owning approximately 11% of Konwin. Konwin is primarily focused on LED modules for video displays and is an established customer of COTCO. In fiscal

2008, Konwin purchased a total of approximately $29.9 million of LED lamp products from COTCO pursuant to standard purchase orders.

Transactions Between LLF and Light Engine

The Company acquired LED Lighting Fixtures, Inc. (now Cree LED Lighting Solutions, Inc.), or LLF on February 29, 2008. LLF is party to a Manufacturing Agreement and a Distribution Agreement, each dated as of May 31, 2007, with Light Engine. Under the Manufacturing Agreement, Light Engine agreed to combine materials consigned by LLF with raw materials procured by Light Engine to manufacture, assemble and test solid state lighting fixtures for LLF. LLF reimburses Light Engine for the raw materials Light Engine supplies and pays Light Engine an assembly fee and a management and logistics fee for the solid state lighting fixtures. Between February 29, 2008 and June 29, 2008, LLF incurred fees of approximately $1.4 million payable to Light Engine for lighting fixtures manufactured pursuant to the Manufacturing Agreement. Under the Distribution Agreement, LLF appointed Light Engine as the exclusive distributor of LLF’s LR6 products in China, Hong Kong, Taiwan, Macau, Australia and New Zealand, and as a non-exclusive distributor of the products in certain countries in Southeast Asia. No sales occurred under the Distribution Agreement between February 29, 2008 and June 29, 2008.

Review and Approval of Related Person Transactions

Pursuant to its charter, the Audit Committee must approve related person transactions and any other transactions for which Audit Committee approval is required pursuant to applicable law or listing standards applicable to the Company. The Audit Committee approved the transactions described above under “Certain Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by Commission rules to furnish the Company with copies of all reports they file under Section 16(a). To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and beneficial owners were complied with on a timely basis during the fiscal year ended June 29, 2008, except that a report was filed on August 21, 2008, reporting the sale of 25,000 shares by Mr. Dykes on May 5, 2008.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENTS TO 2004

LONG-TERM INCENTIVE COMPENSATION PLAN

General

We are requesting that shareholders approve proposed amendments to the 2004 Long-Term Incentive Compensation Plan, or LTIP, by approving the amended plan in Appendix A to this proxy statement. The amendments were unanimously approved at a meeting of the Board of Directors on August 19, 2008 and will become effective only upon shareholder approval. If not approved by shareholders, the plan will continue in effect in accordance with its existing terms through June 28, 2009, the termination date presently provided in the plan, after which no further awards may be made. The LTIP is currently the only plan under which we are authorized to award share-based compensation to employees and outside directors, including stock options and restricted stock.

The following summary describes the material changes that would be made by the proposed amendments. This summary is qualified by the full text of the amended plan as set out in Appendix A.

Term. The proposed amendments would extend the termination date of the plan from June 28, 2009 to November 3, 2015, which is also the termination date of the Company’s 2005 Employee Stock Purchase Plan.

Number of Authorized Shares. As of September 4, 2008, there remained 1,270,103 shares available for future awards under the LTIP. The proposed amendments would increase the number of shares that may be issued under the plan by 3,000,000 shares. If the amendments are approved, then based on the awards outstanding as of September 4, 2008, there would be 4,270,103 shares available for future awards under the plan, of which no more than 824,056 shares could be awarded as restricted stock, stock units and performance units. The plan limits the total number of shares that may be awarded as restricted stock, stock units and performance units, and the proposed amendments would not increase this limit. For additional information regarding outstanding awards under our equity compensation plans, please refer to the section below entitled “Equity Compensation Plans.”

Approval Requirements for Awards to Outside Directors. The proposed amendments would require that all awards to outside directors be approved by the Compensation Committee of the Board of Directors, or by such other committee, composed solely of outside directors, as the Board of Directors may appoint to administer such awards under the plan. The amendments would eliminate the requirement under the existing plan terms that awards to outside directors must be approved by the full Board. This change is being made to remove directors who are also employees of the Company from participation in the approval of awards to outside directors and thereby to enhance the independence of the outside directors.

Limits on Acceleration of Awards. Presently the LTIP only expressly limits the acceleration of vesting of awards in the case of awards of restricted stock and stock units and permits such accelerated vesting in the event of death, disability and certain acquisitions. The proposed amendments would limit the circumstances under which the terms of any type of award may provide that vesting of the award accelerates or other restrictions lapse or that conditions to payment of a performance unit may be deemed met without achieving the related performance goal. Subject to the exceptions described below, such circumstances would be limited to (i) the death, disability or retirement of the participant, (ii) a change in control of the Company, or (iii) an acquisition of the Company in which outstanding awards are not assumed by the acquiror or replaced with equivalent awards issued by the acquiror. The amendments also expressly provide that neither the committee of the Board of Directors that administers the plan, nor the Board of Directors, may amend, waive, lapse or otherwise modify any conditions or restrictions in any outstanding award without shareholder approval, except to the extent the awards so modified would have been permitted by the exception described in the following paragraph. We are proposing these changes in the LTIP because we believe that shareholders would prefer that the plan include such express limitations on the acceleration of awards.

As an exception to these limitations, the amendments permit awards to provide for accelerated vesting, or the lapse or waiver of restrictions or other conditions, in other circumstances so long as the aggregate number of shares subject to such awards does not exceed five percent (5%) of the number of shares authorized for grant under the plan. This exception provides a measure of flexibility to address future circumstances.

In addition, the amendments also except stock options and restricted stock awards granted on or before June 29, 2008 in which the award terms provided for accelerated vesting, or lapse or waiver of restrictions or other conditions, in the event that the participant’s employment is terminated by the Company without cause or by the participant for good reason, where “cause” and “good reason” are defined in a written employment agreement with the Company. This exception is necessary because the Company has in the past granted awards to executive officers that provided for accelerated vesting of a portion or all of the award in such events. The Company does not intend to grant awards with these terms in the future, and this additional exception is therefore limited to outstanding awards granted during prior fiscal years.

Other Amendments. The proposed amendments would also modify other provisions of the LTIP as necessary to implement the amendments described above and to clarify certain provisions of the plan. These include revising or adding several definitions (“Good Reason,” “Change in Control,” “Individual Agreement,” “Cause” and “Restriction Period”) to facilitate the exception for accelerated vesting terms in awards granted in prior fiscal years and to implement the revised limitations on accelerated vesting. The amendments also modify the definition of “Fair Market Value” to revise the name of the Nasdaq segment on which the Company’s shares are traded to reflect the current name, “Nasdaq Global Market.” The definition of “Termination of Employment” has also been modified to clarify how it applies to outside directors. In addition, although the Company has not granted stock appreciation rights, or SARs, under the LTIP and has no present plans to do so, the amendments clarify that SARs cannot have a term exceeding seven years, which is the maximum term permitted by the plan for stock option awards. The amendments also clarify that shares with respect to which a SAR is exercised, and any shares that may be withheld from an award for payment of taxes, will not be available for issuance under the plan thereafter.

We believe the LTIP, as proposed to be amended, is essential to the Company’s future success and encourage shareholders to vote in favor of its approval. Assuming the presence of a quorum, approval of these amendments to the plan requires that the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Under North Carolina corporate law, abstentions are treated as non-votes in determining whether shareholders have approved a proposal. Abstentions and non-votes will have no effect on the vote to approve this proposal.

The Board of Directors recommends

shareholders vote FOR Proposal No. 2.

Description of LTIP

The following is a description of the LTIP as proposed to be amended. This description is merely a summary of material provisions of the plan and is qualified by the full text of the amended plan as set out in Appendix A.

Nature and Purpose. The LTIP provides for grants to eligible participants in the form of nonqualified stock options, incentive stock options, SARs, restricted stock, stock units and performance units. The objectives of the plan are to (i) attract and retain employees for the Company and its affiliates and directors of the Company by providing competitive compensation opportunities; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and directors with those of the Company’s shareholders.

The LTIP is not generally subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The LTIP is not a qualified employee pension plan under Section 401 of the Internal Revenue Code of 1986, as amended, or the Code.

Eligible Participants. Only employees of the Company and its subsidiaries, and non-employee directors of the Company, are eligible to receive awards under the LTIP. As of September 4, 2008, there were approximately 3,405 employees, including part-time and temporary employees, and six non-employee directors who were eligible to participate in the LTIP. The Company generally does not make stock-based awards to part-time employees working less than 30 hours per week, to temporary employees, or to employees of subsidiaries incorporated in the People’s Republic of China. Since September 2005, the Company has generally limited awards to salaried (exempt) employees and to non-employee directors.

Administration. The LTIP provides that it is to be administered by a committee, or the Committee, consisting of two or more non-employee directors appointed by the Board of Directors. The Committee has the exclusive right to interpret, construe and administer the LTIP, to select the persons eligible to receive awards and to act in all matters pertaining to the granting of awards and the contents of agreements evidencing awards. Under the amendments proposed by Proposal No. 2, the Committee has the exclusive right to approve awards to outside directors. The Committee’s decisions are conclusive, final and binding upon all parties. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under the LTIP. The Board may appoint separate Committees, each composed solely of outside directors, to administer specific provisions of the plan.

Unless the Board of Directors directs otherwise, the Compensation Committee of the Board serves as the Committee under the terms of the LTIP. The charter adopted by the Board for the Compensation Committee provides that all members of the Compensation Committee must be (i) independent directors who meet the independence requirements of Nasdaq’s Marketplace Rules, (ii) “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) “outside directors” as defined by Section 162(m) of the Code. To the extent permitted by law and the Company’s Bylaws, and subject to the applicable rules of any securities exchange or quotation or trading system on which the Company’s shares are traded, the Committee may delegate authority under the LTIP to one or more Committee members or executive officers of the Company, except that the Committee may not delegate such authority with respect to awards to directors or executive officers. The Committee may also delegate authority for certain administrative functions under the LTIP to an officer or employee of the Company.

Securities to be Offered. The Company is authorized to issue shares of the Company’s common stock, par value $0.00125 per share, pursuant to awards under the LTIP. Shares subject to awards under the plan are made available from the authorized and unissued shares of the Company’s common stock. The last sale price of the common stock on September 4, 2008 was $21.26 per share, as reported by Nasdaq.

As of September 4, 2008, there were available for future awards under the LTIP a total of 1,270,103 shares, of which 824,056 shares were available for awards of restricted stock, stock units and performance units. The amendments proposed by Proposal No. 2 would increase the aggregate number of shares that may be issued pursuant to awards under the LTIP by 3,000,000 shares. If for any reason any shares awarded or subject to purchase under the LTIP are not delivered or purchased, or are reacquired by the Company, the shares will again become available for issuance pursuant to awards under the LTIP, except that shares with respect to which a SAR is exercised and any shares withheld for payment of taxes in connection with an award will not thereafter be available for issuance under the plan. The determination of the number of shares that may again become available for issuance with respect to grants of incentive stock options will be made in accordance with the requirements of applicable regulations under the Code.

The Committee has authority to determine the individuals to whom awards will be granted, the number of shares subject to an award and the other terms and conditions of an award. Except to the extent the Committee determines that an award shall not comply with the performance-based compensation provisions of

Section 162(m) of the Code, (i) the aggregate number of shares subject to options or SARs granted in any one fiscal year to any one participant shall not exceed 300,000; (ii) the aggregate number of shares subject to restricted stock or stock unit awards granted in any one fiscal year to any one participant shall not exceed 100,000; and (iii) the aggregate value of performance unit awards (valued as of the grant date) that may be granted in any one fiscal year to any one participant shall not exceed the fair market value of 100,000 shares.

The Committee will make equitable adjustments upon the occurrence of certain events that result in changes in the outstanding shares of the Company’s common stock or that result in exchanges of shares of common stock for a different number or class of common stock or other securities of the Company or another corporation. These events include changes in corporate capitalization, such as a stock split, reverse stock split or stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure or any distribution to shareholders (other than a cash dividend). Under such circumstances, adjustments may be made by the Committee in the number of shares that may be awarded under the LTIP, the limitations on the aggregate number of shares that may be awarded to any one participant, the number and class of shares that may be subject to an award and which have not been issued or transferred under an outstanding award, the exercise price under outstanding options and the number of shares to be transferred in settlement of outstanding SARs and the terms, conditions or restrictions of any award and award agreement, including the price payable for the acquisition of shares.

Amendments. The Committee or the Board of Directors may at any time terminate or from time to time amend the LTIP, but no such action may adversely affect any rights or obligations with respect to any awards previously granted under the LTIP unless the affected participants consent in writing. However, neither the Committee nor the Board may, without approval of the shareholders, amend the LTIP to materially (i) increase benefits accruing to participants, (ii) increase the number of shares which may be issued under the LTIP or (iii) modify the requirements for participation in the LTIP. The Company must also obtain the approval of the shareholders before amending the LTIP to the extent required by Section 162(m) or Section 422 of the Code or the rules of any securities exchange or quotation or trading system on which shares are traded or other applicable law.

The Committee may amend outstanding awards in a manner not inconsistent with the terms of the LTIP; provided, however, that (i) if the amendment is adverse to the participant, as determined by the Committee, the amendment will not be effective unless and until the participant consents in writing, except as otherwise permitted by the LTIP or the award agreement; and (ii) the Committee shall not have the authority to decrease the exercise price of any outstanding option or SAR, nor award any option or SAR to replace a canceled option or SAR with a higher exercise price, except for adjustments in connection with changes in corporate capitalization and other events as described above, unless such an amendment is approved by the shareholders. In addition, under the amendments proposed by Proposal No. 2, neither the Committee nor the Board of Directors may amend, waive, lapse or otherwise modify any conditions or restrictions in any outstanding award without shareholder approval, except to the extent that the award as so modified would have been permitted by provisions of the plan, described below under “Limitations on Acceleration of Awards,” that permit accelerated vesting, or the lapse or waiver of restrictions or other conditions, so long as the aggregate number of shares subject to such awards does not exceed five percent (5%) of the number of shares authorized for grant under the plan.

Limitations on Acceleration of Awards. Under the amendments proposed by Proposal No. 2, the Committee may grant awards with terms that provide that vesting of the award accelerates or other restrictions lapse, or that conditions to payment of a performance unit may be deemed met without achieving the related performance goal, only in certain circumstances. Subject to the exceptions described below, such circumstances are limited to (i) the death, disability or retirement of the participant, (ii) a “change in control” of the Company (as defined in a written employment or similar agreement with the Company), or (iii) an acquisition of the Company in which outstanding awards are not assumed by the acquiror or replaced with equivalent awards issued by the acquiror.

As an exception to these limitations, the Committee may grant awards with terms that provide for accelerated vesting, or the lapse or waiver of restrictions or other conditions, in other circumstances so long as the aggregate number of shares subject to such awards does not exceed five percent (5%) of the number of shares authorized for grant under the plan. In addition, stock options and restricted stock awards granted on or before June 29, 2008 may provide for accelerated vesting, or lapse or waiver of restrictions or other conditions, in the event that the participant’s employment is terminated by the Company without cause or by the participant for good reason, where “cause” and “good reason” are defined in a written employment agreement with the Company.

Stock Options. The number of shares subject to a stock option, the type of stock option (i.e., incentive stock option or nonqualified stock option), the exercise price of the option and the period of exercise are determined by the Committee and set forth in an award agreement. The exercise price may not be less than the fair market value of a share on the date of grant. No option granted under the LTIP shall be exercisable after the seventh anniversary of the date of grant.

Options granted under the LTIP shall be exercised by the delivery of written or electronic notice of exercise to the Company or its designated representative, setting forth the number of shares with respect to which the option is to be exercised and satisfying any requirements that the Committee may establish in or pursuant to the award agreement. Unless otherwise authorized by the Committee, no shares shall be delivered, whether in certificated or uncertificated form, until the full exercise price has been paid. The option price upon exercise shall be payable to the Company either (a) in cash, (b) in a cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired shares (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee), or (d) by a combination of (a), (b) or (c). The Committee also may allow cashless exercises as permitted under Regulation T of the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means that the Committee determines to be consistent with the LTIP’s purpose and applicable law.

SARs. SARs granted under the LTIP entitle the participant to receive an amount payable in shares and/or cash, as determined by the Committee, equal to the excess of the fair market value of a share on the day the SAR is exercised over the specified purchase price. SARs may be granted in tandem with a related stock option or independently. If a SAR is granted in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both. The Committee shall determine and set forth in the award agreement the extent to which SARs are exercisable after termination of employment. No SAR granted under the LTIP shall be exercisable after the seventh anniversary of the date of grant.

Restricted Stock and Stock Units. A restricted stock award under the LTIP is an award of shares issued to a participant with such restrictions as the Committee may impose, including restrictions on the right to retain the shares, to sell, transfer, pledge or assign the shares, to vote the shares and/or to receive any cash dividends with respect to the shares. A stock unit award under the LTIP is an award, valued by reference to a share, in which the Company promises to pay the value of the award to the participant by delivery of such property as the Committee shall determine, including cash or shares or any combination thereof, and that has such restrictions as the Committee may impose, including restrictions on the right to retain the award, to sell, transfer, pledge or assign the award and/or to receive any cash dividend equivalents with respect to the award.

The restrictions on restricted stock and stock unit awards may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate, subject to certain minimum restriction periods described below. Restricted stock and stock unit awards may be made either alone, in addition to or in tandem with other types of awards permitted under the LTIP and may be current or deferred grants of restricted stock or stock units.

The terms of restricted stock and stock unit awards, including the purchase price, if any, to be paid for the restricted stock or stock unit, any restrictions applicable to the restricted stock or stock unit such as continued service or achievement of performance goals, the length of the restriction period and whether any circumstances will shorten or terminate the restriction period, and rights of the participant during the restriction period to vote and receive dividends in the case of restricted stock, or to receive dividend equivalents in the case of stock units that accrue dividend equivalents, will be determined by the Committee and set forth in the agreement relating to such award.

All grants of restricted stock or stock units shall have a restriction period of at least three years, except that awards with restrictions based upon achievement of performance goals shall have a restriction period of at least one year. These minimum restriction periods may be shortened in limited circumstances as described above under “Limitations on Acceleration of Awards.” In addition, the Committee may provide in the award agreement or an individual employment or similar agreement for vesting of an award on a pro rata basis during the restriction period. Unless otherwise set forth in an agreement relating to a restricted stock award, a participant awarded shares as restricted stock shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends, provided however that the Committee may require that any dividends on such shares of restricted stock be automatically deferred and reinvested in additional restricted stock or may require that dividends on such shares be paid to the Company for the account of the participant. A participant to whom stock units are awarded has no rights as a shareholder with respect to the shares represented by the stock units unless and until shares are actually delivered to the participant in settlement of the award. However, the Committee may specify in the award agreement that stock units have dividend equivalent rights.

Performance Units. Performance units are awards granted in terms of a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee) in which the Company promises to pay the value of the award by delivery of such property as the Committee shall determine, including without limitation, cash or shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish. Such awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such awards shall be set forth in the award agreement. Except as otherwise provided in the award agreement, a participant shall be entitled to receive any dividends declared with respect to earned grants of performance units that are being settled in shares and that have not yet been distributed to the participant (such dividends may be subject to the same accrual, forfeiture and payout restrictions as apply to dividends earned with respect to stock units under the LTIP). In addition, unless otherwise provided in the award agreement, a participant shall be entitled to exercise full voting rights with respect to such shares.

Performance Measures. For awards under the LTIP that are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure or measures to be used for purposes of such awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, stock price, cost and/or unit cost. The Committee can establish other performance measures for awards granted to participants that are not intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code.

Awards to Outside Directors. Each non-employee director may receive awards of nonqualified stock options, SARs, restricted stock, stock units or a combination thereof in any fiscal year for up to a total of 20,000 shares, of which no more than 10,000 shares may be awarded as restricted stock or stock units. The number of shares subject to such awards, any formula pursuant to which such number shall be determined, the date of grant and the vesting, expiration and other terms applicable to such awards shall be approved from time to time by the Committee and shall be subject to the terms of the LTIP applicable to awards in general.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of awards made under the LTIP.

Stock Options. A participant will not recognize any income upon the grant of a stock option. A participant will recognize income taxable as ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over the sum of the exercise price and the amount, if any, paid for the option, and the Company will be entitled to a corresponding deduction. A participant who is an employee of the Company or a consolidated subsidiary (which are collectively referred to as the Company in this section entitled “Federal Income Tax Consequences”) will be subject to income tax withholding on the ordinary income recognized upon exercise of a nonqualified stock option. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option provided that the incentive stock option is exercised either while the participant is an employee of the Company or within three months (one year if the participant is disabled within the meaning of Section 22(c)(3) of the Code) following the participant’s termination of employment. If shares acquired by such exercise of an incentive stock option are held for the longer of two years from the date the incentive stock option was granted or one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize income taxable as ordinary income equal to the excess of (i) the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over (ii) the exercise price, and the Company will be entitled to a corresponding deduction.

SARs. A participant will not recognize any income upon the grant of a SAR. A participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) upon exercise of a SAR equal to the fair market value of any shares delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction.

Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock award, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time such restricted stock award is granted. If such election is made, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions will be deductible by the Company, as compensation expense, except to the extent the limit of Section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to shares subject to a restricted stock award for which the above-described election has not been made and prior to the time the restrictions lapse will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

Stock Units. A participant will not recognize taxable income upon the grant of a stock unit and the Company will not be entitled to a tax deduction at that time. When the participant receives shares pursuant to a stock unit that is settled in shares, the federal income tax laws applicable to restricted stock awards, described above, will apply if the shares are restricted at that time. If the shares are unrestricted at that time, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by the participant is deductible by the Company, as compensation expense, except to the extent the limit of Section 162(m) of the Code applies.

Performance Units. A participant will not recognize taxable income upon the grant of a performance unit and the Company will not be entitled to a tax deduction at that time. Upon the settlement of a performance unit, the participant will recognize income taxable as ordinary income (and with respect to a Company employee, be subject to income tax withholding) in an amount equal to the cash paid and the fair market value of the shares or other property delivered to the participant, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies and except in the case of performance units settled in shares of restricted stock (in which case the federal income tax laws applicable to restricted stock described above will apply).

Compliance with Section 162(m). Section 162(m) of the Code limits the income tax deduction by the Company for certain compensation paid to the chief executive officer and the three other highest-paid executive officers (other than the chief financial officer) to $1 million per year. Compensation realized with respect to stock options awarded under the LTIP, including upon exercise of a nonqualified stock option or upon a disqualifying disposition of an incentive stock option, as described above, and compensation realized with respect to SARs awarded under the LTIP, will be excluded from this deductibility limit if it satisfies certain requirements, including a requirement that the LTIP be approved by the Company’s current shareholders. In addition, other types of awards under the LTIP may be excluded from this deduction limit if they are conditioned on the achievement of one or more of the performance measures described above, as required by Section 162(m).

Compliance with Section 409A. Section 409A of the Code prescribes certain requirements for nonqualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Awards granted under the LTIP with a deferral feature will be subject to the requirements of Section 409A. The Company seeks to structure all awards granted under the LTIP to satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time. However, if an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Plan Awards

The following table sets forth with respect to each individual and group listed below (i) the number of shares of common stock issued or issuable pursuant to stock options granted under the LTIP, (ii) the number of restricted shares of common stock awarded under the LTIP and (iii) the number of shares of common stock issued or issuable pursuant to performance units granted under the LTIP, in each case since the LTIP’s inception on November 4, 2004 through September 4, 2008. Any future awards granted to eligible participants under the LTIP are subject to the discretion of the Committee or Board of Directors and therefore are not determinable at this time. To date, no incentive stock options have been granted under the LTIP and none are presently contemplated. The table does not include grants made under any of the Company’s other compensation plans.

	Cumulative Grants Since Plan Inception in 2004
	No. of Shares Underlying Options Granted	Restricted Shares Granted	No. of Shares Underlying Performance Units Granted
Charles M. Swoboda	276,000	125,000	5,794
Chairman, Chief Executive Officer and President

John T. Kurtzweil	125,000	32,000	—
Executive Vice President—Finance, Chief Financial Officer and Treasurer

John W. Palmour, Ph.D.	90,000	24,000	—
Executive Vice President—Advanced Devices

Dolph W. von Arx	20,000	20,000	—
Clyde R. Hosein	18,750	18,750	—
Franco Plastina	8,750	8,750	—
Harvey A. Wagner	20,000	20,000	—
Thomas H. Werner	17,500	17,500	—

All current executive officers as a group	571,000	201,000	5,794
All current directors who are not executive officers as a group	100,000	100,000	—
All associates of directors, executive officers or nominees	0	0	—
All other persons who received or are to receive 5% of plan awards	0	0	—
All employees, including all current officers who are not executive officers, as a group	5,711,489	278,700	—

The Company in August 2008 also granted additional performance units to Mr. Swoboda under the LTIP. Pursuant to this award, he may earn incentive compensation, in a target amount equal to 85% of his base salary, if the Company achieves certain financial goals during fiscal 2009. This award does not provide for settlement in shares. The actual payout may range from 0% to 150% of the target amount depending upon the Company’s financial performance.

Equity Compensation Plans

As of September 4, 2008:

•

There were options to purchase 10,281,330 shares of our common stock outstanding under all of our equity compensation plans, including legacy plans under which we will make no more grants. The weighted average remaining life of these outstanding options was 4.21 years, and the weighted average exercise price was $27.08.

•	There were 361,660 shares outstanding subject to restricted stock awards that remain subject to forfeiture.

•

There were 1,270,103 shares available for future grants under the LTIP. In addition, 147,133 shares were reserved for future issuance under our 2005 Employee Stock Purchase Plan. We are proposing to amend the 2005 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under that plan by 900,000 shares, for a total of 1,047,133 shares.

The following table provides information, as of June 29, 2008, for all of the Company’s compensation plans (including individual compensation arrangements) under which it is authorized to issue equity securities.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	8,147,006	(2)	$29.06	(3)	3,164,436	(4)
Equity compensation plans not approved by security holders	723,804	(5)	$13.18		—
Total	8,870,810		$27.76		3,164,436

(1)	Refers to shares of the Company’s common stock.

(2)	Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated: Equity Compensation Plan—4,389,803 shares; and LTIP—3,751,409 shares. Also includes 5,794 shares issuable pursuant to performance units granted to our Chief Executive Officer under the LTIP. These shares were issued on August 29, 2008.

(3)	Does not take into account shares issuable pursuant to performance units, which have no exercise price.

(4)	Includes shares remaining for future issuance under the following plans in the amounts indicated: LTIP—3,017,303 shares, 997,250 shares of which are available for issuance as restricted shares; and ESPP—147,133 shares.

(5)	Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated: 2001 Nonqualified Stock Option Plan, or the Nonqualified Plan — 282,925 shares; Fiscal 2002 Stock Option Bonus Plan, or the Fiscal 2002 Bonus Plan—7,718 shares; Fiscal 2001 Stock Option Bonus Plan, or the Fiscal 2001 Bonus Plan—99,060 shares; Nitres, Inc. 1999 Stock Option/Stock Issuance Plan, or the Nitres Plan—27,078 shares; INTRINSIC Semiconductor Corporation 2003 Equity Incentive Plan, or the INTRINSIC Plan—63,152 shares; and LED Lighting Fixtures, Inc. 2006 Stock Plan, or the LLF Plan— 243,871 shares. The Company assumed (i) the options outstanding under the Nitres Plan, which have a weighted average exercise price of $0.005 per share, in connection with the Company’s acquisition of Nitres, Inc. in May 2000; (ii) the options outstanding under the INTRINSIC Plan, which have a weighted average exercise price of $6.36 per share, in connection with the Company’s acquisition of INTRINSIC Semiconductor Corporation, or INTRINSIC, in July 2006; and (iii) the options outstanding under the LLF Plan, which have a weighted average exercise price of $3.28 per share, in connection with the Company’s acquisition of LLF in February 2008.

As of June 29, 2008, the only compensation plans or arrangements under which the Company is authorized to issue equity securities and which have not been previously approved by the shareholders are the Nonqualified Plan, the Fiscal 2001 and Fiscal 2002 Bonus Plans and the options assumed under the Nitres Plan, the INTRINSIC Plan and the LLF Plan. All of these plans have been terminated as to future grants. The following is a brief description of the material features of these plans; this description is not intended to be a complete description of the plans and is qualified in its entirety by reference to the full text of the applicable plan:

Nonqualified Plan. The Nonqualified Plan was adopted by the Board of Directors in April 2001. It provided for grants to the Company’s eligible employees (including employees of its controlled subsidiaries) of nonqualified stock options to purchase shares of the Company’s common stock. None of the Company’s directors or officers was eligible to receive awards under the Nonqualified Plan. The Nonqualified Plan terminated as to additional grants in January 2003. As of June 29, 2008, there were 282,925 nonqualified stock options outstanding under the Nonqualified Plan.

Fiscal 2001 and Fiscal 2002 Bonus Plans. The Board of Directors adopted the Fiscal 2001 Bonus Plan in October 1999 in order to provide for grants of nonqualified stock options to the Company’s eligible employees (including employees of its controlled subsidiaries) for each quarter of fiscal 2001 if the Company achieved pre-established financial targets for the quarter. None of the Company’s directors or officers was eligible to receive awards under the plan, and employees participating in its cash incentive compensation programs did not participate in the plan. The Fiscal 2001 Bonus Plan expired as to additional grants in September 2001. As of June 29, 2008, there were 99,060 nonqualified stock options outstanding under the Fiscal 2001 Bonus Plan.

The Fiscal 2002 Bonus Plan was adopted by the Board of Directors in July 2001 with substantially the same terms as the Fiscal 2001 Bonus Plan. The Fiscal 2002 Bonus Plan expired as to additional grants in September 2002. As of June 29, 2008 there were 7,718 nonqualified stock options outstanding under the Fiscal 2002 Bonus Plan.

Nitres Plan. In connection with the acquisition of Nitres, Inc. in May 2000, pursuant to which Nitres became the Company’s wholly owned subsidiary, the Company assumed certain outstanding stock options granted under the Nitres Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the Nitres Plan. As of June 29, 2008, there were 27,078 nonqualified stock options outstanding under the Nitres Plan.

INTRINSIC Plan. In connection with the acquisition of INTRINSIC in July 2006, pursuant to which INTRINSIC became the Company’s wholly owned subsidiary, the Company assumed certain outstanding stock options granted under the INTRINSIC Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the INTRINSIC Plan. As of June 29, 2008, there were 16,491 incentive stock options and 46,661 nonqualified stock options outstanding under the INTRINSIC Plan.

LLF Plan. In connection with the acquisition of LLF in February 2008, pursuant to which LLF became the Company’s wholly owned subsidiary, the Company assumed certain outstanding stock options granted under the LLF Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the LLF Plan. As of June 29, 2008, there were 243,871 nonqualified stock options outstanding under the LLF Plan.

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO 2005

EMPLOYEE STOCK PURCHASE PLAN

General

We are requesting that shareholders approve a proposed amendment to the 2005 Employee Stock Purchase Plan, or ESPP. The amendment was unanimously approved at a meeting of the Board of Directors on August 19, 2008 and will become effective only upon shareholder approval. If approved by the shareholders, the proposed amendment will increase the number of shares that may be issued under the ESPP by 900,000 shares.

On November 3, 2005, the Company’s shareholders approved the ESPP to succeed the Company’s 1999 Employee Stock Purchase Plan, which terminated on October 31, 2005. The ESPP provides employees of the Company and certain of its subsidiary corporations with an incentive and opportunity to purchase common stock of the Company through payroll deductions at a purchase price equal to 85% of the fair market value of the common stock on the purchase date, plus taxes, if any, imposed on the transaction.

Upon its adoption in 2005, the ESPP authorized up to 600,000 shares of the Company’s common stock for issuance under the plan. To date, a total of 452,867 shares have been purchased pursuant to the plan, leaving 147,133 shares remaining for future issuance.

We are requesting that shareholders approve the amendment to the ESPP to increase the total number of shares authorized for issuance under the plan. Assuming the presence of a quorum, approval of the amendment requires that the votes cast in favor of the amendment exceed the votes cast opposing the amendment. Under North Carolina corporate law, abstentions are treated as non-votes in determining whether shareholders have approved a proposal. Abstentions and non-votes will have no effect on the vote to approve this proposal.

The Board of Directors recommends

shareholders vote FOR Proposal No. 3.

Description of ESPP

The following is a description of the terms of the ESPP. This description in this proxy statement is merely a summary of material features of the ESPP and is qualified in its entirety by the full text of the plan, a copy of which is included in Appendix B to this proxy statement.

Purpose. The purpose of the ESPP is to provide employees (including officers) of the Company and certain of its subsidiary corporations with an opportunity to purchase common stock through payroll deductions and interest accrued thereon.

Administration. The ESPP is currently administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the ESPP will be determined by the Committee, whose decisions will be final, conclusive and binding upon all parties.

Eligibility and Participation. Any individual who is an employee for tax purposes of the Company or certain of its subsidiary corporations, designated from time to time by the Board of Directors, is eligible to participate in the ESPP, provided that he or she begins employment at least 30 continuous days prior to the date his or her participation in the ESPP is effective, and subject to additional limitations imposed by Section 423(b) of the Code and limitations on stock ownership described in the ESPP. As of September 5, 2008, there were approximately 1,590 employees eligible to participate in the ESPP.

Eligible employees become participants in the ESPP by delivering to the Company’s stock plan administrator, prior to the commencement of the applicable participation period, a subscription agreement authorizing payroll deductions and contributions of interest or by such telephone or other electronic arrangements as the Board of Directors may prescribe.

Participation Periods. The ESPP is implemented by participation periods of six months’ duration, with new participation periods beginning in November and May of each year and ending the following April and October, respectively. The ESPP also provides for special interim participation periods to enable employees of subsidiaries that become designated subsidiaries under the plan after the beginning of a participation period, but at least three months prior to the beginning of the next participation period, to participate in the ESPP. The Committee has the power to alter the duration of the participation periods and purchase dates without shareholder approval.

Securities to be Sold. The Company is authorized to issue shares of the Company’s common stock, par value $0.00125 per share, pursuant to options granted under the ESPP. Shares subject to options under the plan will be made available from the authorized and unissued shares of the Company’s common stock. If the amendment is approved by shareholders, the aggregate number of shares authorized for issuance under the ESPP will be 1,500,000, of which 452,867 shares have previously been issued. The last sale price of the common stock on September 5, 2008 was $21.85 per share, as reported by Nasdaq.

Purchase Price. The purchase price at which shares are sold on a purchase date under the ESPP is the sum of (i) 85% of the fair market value of common stock on the purchase date and (ii) any transfer, excise or similar tax imposed on the transaction. The fair market value of common stock on a given date is the closing sale price on Nasdaq for that date, unless it’s not open for trading on that date, in which case the fair market value will be the closing sale price reported by Nasdaq on the last trading day immediately preceding the purchase date.

Payroll Deductions. The purchase price of the shares to be acquired under the ESPP is accumulated by payroll deductions and interest thereon over the participation period. The rate of deductions may not exceed 15% of a participant’s compensation. A participant may decrease the rate of payroll deductions by filing with the Company a new authorization for payroll deductions. All payroll deductions made for a participant and interest accrued under the ESPP are credited to the participant’s account under the ESPP and deposited with the general funds of the Company to be used for any corporate purpose.

Grant and Exercise of Option. At the beginning of a participation period, each participant is granted an option to purchase on the purchase date up to the number of shares determined by dividing the sum of the participant’s accumulated payroll deductions for the participation period plus the interest accrued on such payroll deductions by the applicable purchase price; provided that the number of shares subject to an option shall not exceed 2,000 shares of common stock on any purchase date. On each purchase date prior to a participant’s withdrawal from the ESPP, the maximum number of full shares subject to an option that are purchasable with the accumulated payroll deductions and interest in the participant’s account are purchased for the participant at the applicable purchase price. If, on any purchase date, the number of shares with respect to which options are to be exercised exceeds the number of shares remaining available for sale under the ESPP, the Company may make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as practicable. With respect to any payroll deductions and accrued interest that are not used to purchase common stock due to such pro rata allocation, the Board of Directors will, in its sole discretion, (i) direct payment of the unused payroll deductions and interest to the participant or (ii) retain the deduction and interest in the participant’s account in anticipation of authorization of additional shares for issuance under the ESPP by the Company’s shareholders with respect to a subsequent participation period. If the Board of Directors determines that it will not seek such authorization, the ESPP will automatically terminate.

No employee may participate in the ESPP if, immediately after the grant of an option, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of its majority-owned subsidiaries (including stock that may be purchased under the ESPP or pursuant to any outstanding options), nor will any employee be entitled to buy more than $25,000 worth of stock (determined based on the fair market value of the shares at the time the option is granted) under all employee stock ESPPs of the Company or any subsidiary in any calendar year.

Withdrawal. An employee may terminate his or her participation in a given participation period by giving written notice to the Company of his or her election to withdraw at any time prior to the end of the applicable participation period. All payroll deductions taken during the participation period and interest will be returned to the participant upon receipt of the withdrawal notice. Such withdrawal will automatically terminate the participant’s interest in that participation period but will not have any effect upon the participant’s eligibility to participate in subsequent participation periods.

Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death, will cancel his or her participation in the ESPP immediately.

Adjustments for Changes in Capitalization. In the event any change is made in the Company’s capitalization during a participation period, such as a stock split or stock dividend on common stock, which results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made in the purchase price and in the number of shares subject to purchase under the ESPP, as well as in the number of shares reserved for issuance under the ESPP.

In the event of the proposed dissolution or liquidation of the Company, the participation periods then in progress will be shortened. A new purchase date prior to the date of the proposed dissolution or liquidation will be set, and the ESPP will terminate thereafter. In the event of a merger or sale of substantially all of the assets of the Company, outstanding options under the ESPP will be assumed by the successor corporation or equivalent options will be substituted, or the participation period then in effect will be shortened and a new purchase date will be set prior to the date of the proposed sale or merger.

Nonassignability. No rights or accumulated payroll deductions or interest of an employee under the ESPP may be pledged, assigned, transferred or otherwise disposed of in any way for any reason other than death. Any attempt to do so may be treated by the Company as an election to withdraw from the ESPP.

Amendment and Termination of ESPP. The Board of Directors may at any time amend the ESPP without the consent of shareholders or participants, except that any such action will be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders after such Board action if such approval is required by any laws, rules or regulations, and the Board of Directors may, at its discretion, determine to submit other changes to the ESPP to shareholders for approval. In no case may any amendment materially impair the rights of a participant with respect to any shares of common stock previously purchased for the participant under the ESPP without the participant’s consent or disqualify the ESPP under Section 423 of the Code. The ESPP will terminate on November 3, 2015, unless sooner terminated.

Foreign Jurisdictions. The Board of Directors may, in its sole discretion, amend or vary the terms of the ESPP in order to conform such terms to the requirements of a jurisdiction outside of the United States in which an eligible employee is located in order to meet the goals and objective of the plan. The Board may also establish one or more sub-plans for these purposes and/or establish administrative rules and procedures to facilitate the operation of the ESPP in such jurisdictions.

U.S. Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” under the provisions of Sections 421 and 423 of the Code. Under these provisions, participants will not recognize income for federal income tax purposes either upon enrollment in the ESPP or upon any purchase of stock thereunder. All tax consequences are deferred until a participant sells the stock acquired under the ESPP, disposes of such stock by gift or dies.

Upon disposition of the shares, a participant will be subject to tax, and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the date of the option grant and more than one year after exercise of the option, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares at the time the option was granted will be treated as ordinary income, and any further gain or loss will be taxed as long-term capital gain or loss. If the participant disposes of the shares before the expiration of these holding periods, the participant will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares on the purchase date over the purchase price. Any further gain or loss will be long-term or short-term capital gain or loss, depending on the holding period.

The Company will be entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

The foregoing does not purport to be a complete summary of the effect of federal income taxation of ESPP transactions upon participants and the Company. It also does not address the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.

Plan Awards

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP. The following table sets forth with respect to each individual and group listed below (i) the aggregate number of shares of the Company’s common stock purchased under the ESPP since its inception through the most recent purchase date, April 30, 2008, and (ii) the dollar value of the benefit received with respect to such purchases.

	No. of Shares	Dollar Value of Benefit (1)
Charles M. Swoboda	3,109	$11,716
Chairman, Chief Executive Officer and President

John T. Kurtzweil	1,697	$6,372
Executive Vice President—Finance, Chief Financial Officer and Treasurer

John W. Palmour, Ph.D.	2,020	$7,552
Executive Vice President—Advanced Devices

Dolph W. von Arx	N/A	N/A
Clyde R. Hosein	N/A	N/A
Franco Plastina	N/A	N/A
Harvey A. Wagner	N/A	N/A
Thomas H. Werner	N/A	N/A

All current executive officers as a group	6,826	$25,640
All current directors who are not executive officers as a group	N/A	N/A
All associates of directors, executive officers or nominees	0	$0
All other persons who received or are to receive 5% of plan awards	0	$0
All employees, including all current officers who are not executive officers, as a group	446,041	$1,657,988

(1)	Market value of shares on the date of purchase, minus the purchase price under the ESPP.

OWNERSHIP OF SECURITIES

Principal Shareholders and Share Ownership by Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 5, 2008 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each person named in the Summary Compensation Table on page 36, (iii) each person serving as a director or nominated for election as a director and (iv) all current executive officers and directors as a group. Except as otherwise indicated by footnote, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned	Percentage of Outstanding Shares
FMR LLC (2)	11,318,957	12.8%
82 Devonshire Street
Boston, MA 02109
OppenheimerFunds, Inc. (3)	9,724,084	11.0%
6803 S. Tucson Way Centennial, CO 80112
ClearBridge Advisors, LLC (4)	9,227,075	10.4%
620 8th Avenue New York, NY 10018
PRIMECAP Management Company (5)	8,879,174	10.0%
225 South Lake Avenue, #400 Pasadena, CA 91101
Paul Lo and COTCO Holdings Limited (6)	7,356,269	8.3%
(now known as United Luminous International (Holdings) Limited) 6/F Photonics Centre No. 2 Science Park East Avenue Hong Kong Science Park Hong Kong
Waddell & Reed Financial, Inc. (7)	6,429,200	7.3%
6300 Lamar Avenue Overland Park, KS 66202
John W. Palmour, Ph.D. (8)	1,157,073	1.3%
Dolph W. von Arx (9)	731,206	*
Charles M. Swoboda (10)	659,944	*
John T. Kurtzweil (11)	87,010	*
James E. Dykes (12)	199,250	*
Harvey A. Wagner (13)	63,000	*
Clyde R. Hosein (14)	32,500	*
Thomas H. Werner (15)	32,000	*
Franco Plastina (16)	12,500	*
All current directors and executive officers as a group (10 persons) (17)	2,994,483	3.4%

*	Less than 1%.

(1)	Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

(2)	As reported by FMR LLC in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2008, which states that FMR LLC has defined investment discretion with respect to all of such shares, sole voting authority with respect to 130 shares and no voting authority with respect to 11,318,827 shares.

(3)	As reported by OppenheimerFunds, Inc. in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2008, which states that OppenheimerFunds, Inc. has defined investment discretion with respect to all of such shares.

(4)	As reported by ClearBridge Advisors, LLC in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2008, which states that ClearBridge Advisors, LLC has defined investment discretion with respect to all of such shares, sole voting authority with respect to 7,019,637 shares and no voting authority with respect to 2,207,438 shares.

(5)	As reported by PRIMECAP Management Company in its report on Schedule 13G/A filed with the Securities and Exchange Commission on September 4, 2008, which states that PRIMECAP Management Company has sole dispositive power with respect to all of such shares and sole voting power with respect to 3,929,874 shares.

(6)	Based on a Schedule 13G filed by COTCO Holdings Limited (now known as United Luminous International (Holdings) Limited) with the Securities and Exchange Commission on April 4, 2007 and information provided to the Company by Mr. Lo and Holdings on September 5, 2008. Mr. Lo is the beneficial owner of Holdings. Holdings is the beneficial owner of 4,387,376 shares of the Company’s common stock over which Mr. Lo and Holdings share voting and investment power. Additionally, Jolly Power Investments, Ltd., a wholly owned subsidiary of Holdings, is the beneficial owner of 21,667 shares over which Mr. Lo and Holdings have shared voting and investment power. Mr. Lo is the beneficial owner of 2,947,226 shares, including 700,554 shares held in the names of Mr. Lo’s spouse and children over which Mr. Lo may be deemed to possess shared voting and investment power.

(7)	As reported by Waddell & Reed Financial, Inc. in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2008, which states that Waddell & Reed Financial, Inc. has defined investment discretion with respect to all of such shares.

(8)	Includes 437,501 shares subject to options exercisable within sixty days of September 5, 2008, and 16,800 shares held by Dr. Palmour pursuant to restricted stock awards which had not vested as of September 5, 2008. Also includes 190,840 shares held in a margin account. The share amount reported for Dr. Palmour includes 40,000 shares owned by his spouse and with respect to which he may be deemed to possess shared voting and investment power; Dr. Palmour disclaims beneficial ownership of these shares.

(9)	Includes 87,000 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 5,000 shares held by Mr. von Arx pursuant to a restricted stock award which had not vested as of September 5, 2008. The share amount reported for Mr. von Arx includes 503,380 shares held in revocable living trusts over which Mr. von Arx has shared voting and investment power. The share amount reported for Mr. von Arx also includes 69,326 shares held by a family trust of which his spouse is a co-trustee with respect to which he has no voting or investment power, and 8,000 shares owned by a charitable foundation of which he is a director and with respect to which he may be deemed to possess shared voting and investment power. Mr. von Arx disclaims beneficial ownership of the 69,326 shares held by the family trust.

(10)	Includes 461,000 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 89,000 shares held by Mr. Swoboda pursuant to restricted stock awards which had not vested as of September 5, 2008.

(11)	Includes 55,001 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 22,800 shares held by Mr. Kurtzweil pursuant to restricted stock awards which had not vested as of September 5, 2008. The share amount reported for Mr. Kurtzweil includes 8,044 shares held jointly with his spouse and as to which he possesses shared voting and investment power.

(12)	Includes 87,000 shares subject to options exercisable within sixty days of September 5, 2008.

(13)	Includes 43,000 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 5,000 shares held by Mr. Wagner pursuant to a restricted stock award which had not vested as of September 5, 2008.

(14)	Includes 13,750 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 5,000 shares held by Mr. Hosein pursuant to a restricted stock award which had not vested as of September 5, 2008.

(15)	Includes 12,500 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 5,000 shares held by Mr. Werner pursuant to a restricted stock award which had not vested as of September 5, 2008. The share amount reported by Mr. Werner includes 2,000 shares held by a family trust.

(16)	Includes 3,750 shares subject to options exercisable within sixty days of September 5, 2008. Also includes 5,000 shares held by Mr. Plastina pursuant to a restricted stock award which had not vested as of September 5, 2008.

(17)	For all current executive officers and directors as a group, includes a total of 1,200,502 shares subject to options exercisable within sixty days of September 5, 2008 and 173,600 shares held pursuant to restricted stock awards which had not vested as of September 5, 2008. Also includes a total of 190,840 shares held in a margin account.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is responsible for determining the compensation of our executive officers. The Committee reviews and sets all elements of our executive officers’ compensation, including making individual compensation decisions and reviewing and revising the plans, programs and guidelines applicable to our executive officers as appropriate.

The following discussion and analysis explains the design and operation of our compensation programs with respect to our named executive officers. During fiscal 2008, our named executive officers included our Chairman, Chief Executive Officer and President, referred to as our CEO, our Executive Vice President—Finance, Chief Financial Officer and Treasurer, referred to as our CFO, and our Executive Vice President—Advanced Devices. This discussion and analysis should be read in connection with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers included elsewhere in this proxy statement.

Compensation Philosophy and Objectives

The Committee believes our overall compensation program should be designed to enhance shareholder value. Accordingly, the Committee seeks to adhere to executive compensation practices that will enable us to attract and retain talented executives, align the interests of our executives with the long-term interests of our shareholders and motivate executives to achieve our targeted objectives. To that end, the Committee believes that the compensation packages provided to our executives, including the named executive officers, should include both cash and stock-based compensation and reward performance as measured against established goals.

We seek to achieve these objectives by:

•	Utilizing equity compensation to create a culture of ownership and focus on long-term growth.

•	Emphasizing variable, performance-based compensation that motivates executives to achieve our business objectives and align pay with performance.

•

Increasing the proportion of compensation that is performance-based and at-risk (i.e., cash incentive compensation and equity awards) for executives with greater responsibilities who are positioned to influence our ability to achieve targeted results and strategic objectives.

Bringing these principles together, we provide our executive officers with a compensation package that includes base salary, equity incentives, short-term incentive awards that are tied to performance, measured against corporate and (for executives other than our CEO) individual goals, and other benefits, such as insurance and health plans that are available to our employees generally.

Setting Executive Compensation

The Committee reviews and approves all compensation elements for the named executive officers. The Committee meets quarterly, but the process for setting executive compensation occurs primarily at the Committee’s August meeting. The August meeting timeframe enables the Committee to consider, among other factors, the Company’s financial results for the fiscal year that ended in June when setting executive compensation.

Prior to the Committee’s August meeting, our CEO reviews the performance of each executive officer (other than himself, as his performance is reviewed by the Committee) and develops recommendations for the compensation of those executives. At the August meeting, performance review summaries and recommendations based on these reviews are presented to the Committee and include salary adjustments, annual short-term incentive and long-term equity award amounts. The Committee can exercise its discretion in modifying the recommended adjustments or awards to executives. The Committee then approves the recommendations, as modified, if applicable. The Committee also reviews the performance of our CEO for the prior fiscal year and assesses his performance against the goals and objectives previously established for that year. The Committee then sets his annual compensation based on this assessment and approves his performance goals and objectives for the current fiscal year.

Our compensation philosophy guides the Committee in making executive compensation determinations. The Committee generally considers a variety of factors in the course of this process, including performance for the most recent fiscal year as compared against established objectives and as compared with our peer companies, together with the overall effectiveness of our compensation program in achieving the desired performance levels. The Committee also generally considers historical compensation levels, competitive pay practices of peer companies, the relative levels of compensation among our executive officers and retention objectives.

To assist the Committee with this process in setting executive compensation in August 2007 for fiscal 2008, we engaged Mercer to conduct a review of our total compensation program for our executive officers. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to our executive officers.

In making compensation decisions, in addition to considering individual and corporate performance and other factors, the Committee compared each element of total compensation against compensation data derived from two sources: (1) proxy materials filed by a peer group of publicly-traded U.S. semiconductor companies, referred to as the compensation peer group, and (2) four different published market surveys that collect and report on compensation practices from a variety of industries including high technology. The market surveys use data from companies with target revenues of $500 million and, depending on the position analyzed, a Corporate or Division parameter is also applied to target specific positions. The Committee generally uses both sources of data because (1) executive officer positions, other than the CEO and the CFO, may not be readily comparable to executive officer positions at other publicly-held companies in the peer group and (2) data from published surveys represent a broader cross-section of the total market.

The compensation peer group, which is periodically reviewed and updated by the Committee, consists of companies that the Committee believes we compete against for executive talent. For fiscal 2008, the Committee considered high technology competitors for executive talent as well as companies similar in size and scope to the Company, as measured by revenue, market value, market capitalization, PE multiple, revenue growth and EBIT margin. The companies comprising the compensation peer group used in approving fiscal 2008 executive compensation were:

Fairchild Semiconductor International, Inc.	Omnivision Technologies, Inc.
RF Micro Devices, Inc.	Silicon Laboratories Inc.
Triquint Semiconductor, Inc.	Microsemi Corp.
Cypress Semiconductor Corp.	PMC-Sierra, Inc.
Intersil Corp.	Micrel, Inc.
Integrated Device Technology, Inc.	Semtech Corp.
Anadigics, Inc.	Supertex, Inc.

For comparative purposes, our revenues for the preceding fiscal year (fiscal 2007) approximated the median annual revenues and market value of the compensation peer group companies listed above.

In determining compensation, the Committee utilizes the competitive compensation data as a check to determine whether the proposed total compensation for the named executive officers is set at an appropriate level in light of market conditions. The Committee generally seeks to confirm that total compensation is within a target range that is between the 50th percentile and the 75th percentile of competitive market compensation paid to similarly situated executives, as illustrated in the data sets, although total compensation approved for an individual executive officer may fall above or below this range based on performance or other factors. The Committee considered Mercer’s analysis of the published survey data and the proxy data from the compensation peer group, including the compensation ranges identified by Mercer based on its analysis, in approving executive officer compensation for fiscal 2008.

As described above, the Committee also considered the individual’s responsibilities, individual and corporate performance and future potential contributions. These and other factors affected where a particular executive’s compensation fell within, or outside, the target range determined from the competitive data. In determining executive compensation, the Committee does not set total compensation or individual elements of compensation at specified levels in order to achieve a particular market position.

Consistent with our philosophy, a significant percentage of total compensation for our named executive officers is allocated to at-risk compensation. Allocation of each element of compensation is targeted to be within the ranges determined from the competitive market data, subject to other overriding factors. For fiscal 2008, the Committee reviewed information provided by Mercer to determine the appropriate level and mix of incentive and equity-based compensation. Income from cash incentive compensation is realized solely as a result of the performance of the Company and/or the individual, depending on the award, compared to established goals. The value of equity-based compensation depends on the performance of our stock price. The Committee generally targets total cash compensation, which includes salary and cash incentive compensation, to be closer to the lower end of the competitive range. The equity component is generally targeted to be higher in the competitive range. This results in total compensation that generally falls between the 50th and 75th percentile of the competitive market data.

Elements of Executive Compensation

For the fiscal year ended June 29, 2008, the principal elements of compensation for our named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation; and

•	other benefits and perquisites.

Base Salary

We provide our named executive officers with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive based on his position and responsibility using market data. Base salary ranges are designed so that salary opportunities for a given position will generally be between the 50th percentile and the 75th percentile of the competitive market survey data.

In considering whether to set the base salaries of executives within this range or to vary from the target range, the Committee primarily considers the Company’s performance, the executive’s experience, qualifications, and scope of responsibilities, the goals and objectives established for the executive, performance of the executive, competitive salary practices at peer companies and internal pay equity. Considering these factors, the Committee approved an increase of four percent in the base salaries of our named executive officers for fiscal 2008. In line with our philosophy to align pay with Company performance, these increases were slightly lower than the average market increase indicated by competitive data.

Performance-Based Incentive Compensation

At its August meeting each year, the Committee considers whether a short-term cash incentive plan should be established for the succeeding year. In August 2007, the Committee approved the Fiscal 2008 Management

Incentive Compensation Plan, or the 2008 Plan. The 2008 Plan provides guidelines for the calculation of cash incentive-based compensation relating to performance in fiscal 2008, subject to Committee oversight and modification.

The 2008 Plan covers certain executive officers, including the named executive officers (other than the CEO), senior level managers who report directly to our CEO and other key managers identified by the CEO. Consistent with our compensation philosophy with respect to executive officers, the 2008 Plan is designed to motivate and reward excellent performance, to attract and retain outstanding senior managers, to create a strong link between strategic and corporate operating plans and individual performance, to achieve greater corporate performance by focusing on results and to encourage teamwork at the highest level within the organization by providing opportunities for cash incentives based on the attainment of specific goals.

Target awards under the 2008 Plan are expressed as a percentage of salary and vary by position. These targets range from 40% of base salary to 50% of base salary for the participating named executive officers.

Awards under the 2008 Plan have both annual and quarterly components. For participating named executive officers, 60% of the award opportunity relates to the achievement of corporate goals for the fiscal year. The remaining 40% of the award opportunity relates to individual management by objectives, or MBO, goals established quarterly. Individual MBO goals include quarterly corporate financial goals established by the CEO for the quarter.

Annual corporate goals under the 2008 Plan were based on (1) meeting or exceeding revenue targets for the year and (2) meeting or exceeding net income or earnings per share targets for the year. The annual corporate goals, recommended by our CEO, were approved by the Committee in August 2007. The goals for each performance measure for fiscal 2008 were set at minimum, target and maximum levels. All corporate goals for fiscal 2008 approved under the 2008 Plan, including the minimum goals required before any payout could be made under the 2008 Plan, exceeded fiscal 2007 actual results. Additionally, in order to receive any payout based on the annual corporate financial goals, revenue for fiscal 2008 was required to be at least 85% of the target level, and one of the other financial measures (net income of at least 76% of the target, or earnings per share of at least 81% of that target) was also required to be met. The Committee established a fiscal 2008 revenue target of $492.5 million which represented a 25% increase over fiscal 2007 actual revenue. The Committee established a fiscal 2008 target for net income on a non-GAAP basis of $46.3 million, which represented a 31% increase over fiscal 2007 actual net income determined on the same basis. The Committee established a fiscal 2008 earnings per share target on a non-GAAP basis of $0.54 which represented a 23% increase over fiscal 2007 actual earnings per share determined on the same basis. In order to receive the maximum payout, revenue was required to be at least 110% of the target level, net income at least 110% of the target level and earnings per share at least 111% of the target level.

At the beginning of each quarter, the CEO approves individual quarterly goals for the participating named executive officers. The individual goals are weighted in significance, totaling up to 100% of the individual award opportunity for the quarter. Individual goals for all participating executive officers include individual performance goals specific to such individual or his or her business unit’s performance for the quarter and a component based on corporate financial goals established by the CEO. In connection with Mr. Kurtzweil’s employment, which began in September 2006, we agreed that for the first four fiscal quarters of his participation in the Fiscal 2007 Management Incentive Compensation Plan, or any follow-on plan, he would receive the portion of his quarterly incentive that was based on achievement of other individual goals independent of actual results. This agreement remained in effect through the first quarter of fiscal 2008. The quarterly performance measures are assessed at the end of each quarter and any corresponding awards are paid to eligible participants following approval by the CEO. The actual awards paid to participants vary with the level of achievement of the corresponding quarterly goals but cannot exceed the level approved by the Committee for 100% achievement.

Payment of the annual portion of all awards under the 2008 Plan was dependent upon the achievement of the corporate financial goals for fiscal 2008. Named executive officers participating in the 2008 Plan could receive:

•	no payment for the corporate financial goals unless we achieved the minimum performance level for the fiscal year;

•

a payment of at least 30% but less than 100% of the target award opportunity for the corporate goals if we achieved or exceeded the minimum performance level but did not achieve the target performance level;

•

a payment of at least 100% but less than 150% of the target award opportunity for the corporate goals if we achieved or exceeded the target performance level but did not attain the maximum performance level; and

•	a payment of 150% of the target award opportunity for the corporate goals if we achieved or exceeded the maximum performance level.

Following completion of the fiscal year, the Committee assessed our performance against the corporate financial objectives of the 2008 Plan, comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective, and a percentage amount for the corporate goals was calculated.

For fiscal 2008, the Company achieved just over 100% of the revenue target, 102% of the net income target and 100% of the earnings per share target. This resulted in a payout to participating executive officers of 100.3% of the target for the annual portion of the 2008 Plan award. As noted above, achievement of the net income and earnings per share targets was determined on a non-GAAP basis. In measuring performance against these corporate financial targets for fiscal 2008, these non-GAAP measures excluded amortization of acquired intangibles, stock-based compensation expense, tax refunds and expenses related to periods prior to fiscal 2008, gains on the sale of investments and gains related to discontinued operations. Participating named executive officers also received quarterly incentive payouts under the 2008 Plan based on achievement of individual performance goals. Amounts paid to named executive officers under the 2008 Plan are reflected in the Summary Compensation Table on page 36 under the “Non-Equity Incentive Plan Compensation” column.

The minimum annual financial goals were not met for fiscal 2007 or fiscal 2006, which resulted in a 0% annual incentive payout for the CEO, who participated in the management incentive compensation plans for those fiscal years. There were quarterly payouts in each of those years for executives other than the CEO based on individual performance measured against quarterly goals. Generally, the Committee attempts to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Performance Units

For fiscal 2008, the Compensation Committee structured the incentive award for Mr. Swoboda as an award of performance units under the Company’s LTIP. This provided flexibility to require a portion of any future payments under the award be paid in shares of the Company’s common stock and also permitted the award to qualify for the performance-based compensation exemption under Section 162(m) of the Code. The performance units were designed to provide Mr. Swoboda incentive compensation dependent upon the achievement of the same corporate financial goals as those approved by the Committee for fiscal 2008 under the 2008 Plan.

Mr. Swoboda’s target award level for the performance units was set at 80% of his base salary. Under the terms of the award he could receive payment from 0% (if the minimum performance targets were not met) of the target value up to 150% of the target value if the Company achieved or exceeded the maximum performance level. Mr. Swoboda’s goals for payment under this plan were the same financial goals established for the 2008 Plan described above. For fiscal 2008, the Company achieved just over 100% of the revenue target, 102% of the net income target and 100% of the earnings per share target. This resulted in a payout to Mr. Swoboda of 100.3% of the target value. Under the terms of the award, 30% of the performance units ($137,280) were paid in shares of the Company’s common stock, or 5,794 shares, based on the last reported share price ($23.69) during the regular trading session on Nasdaq on August 28, 2008, the last trading day immediately prior to the payment date, of which 2,460 shares were withheld as payment of taxes with respect to the award. The remainder of the award ($321,693) was paid in cash, less applicable taxes and payroll withholdings.

Long-Term Equity Incentive Compensation

Equity compensation encourages our executive officers to focus on our long-term performance and provides an opportunity for these officers to increase their stake in the Company. Under the LTIP, the Committee has the authority to grant options, stock appreciation rights, restricted stock, restricted stock units and performance units. For fiscal 2008, the Committee granted options and restricted stock as long-term compensation.

When allocating long-term incentives, the Committee, based on competitive market analyses, currently targets a greater proportion of the total value to consist of stock options with the remaining portion in the form of restricted stock grants. Stock options only have value to the option holder when our stock price increases above the exercise price while the value of restricted shares fluctuates with our stock price.

All of the options granted to our named executive officers in fiscal 2008 vest ratably in annual increments over the first three years of the seven-year option term. Vesting ceases upon termination of employment and exercise rights cease 90 days thereafter, except in the case of death or disability. Vesting accelerates upon death or termination of employment due to disability, and the options may be exercised for a year after death or termination of employment due to disability unless they earlier expire. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents. Restricted stock awards granted to our named executive officers in fiscal 2008 vest ratably over five years from the grant date. Vesting ends upon termination of employment, and all unvested shares of restricted stock are forfeited; however, vesting accelerates upon death or termination of employment due to disability. Under the terms of executive change in control arrangements with Mr. Swoboda and Mr. Kurtzweil, vesting of options and restricted stock awarded to them is also accelerated in certain instances involving a change in control as discussed below.

Equity award target ranges are established each year based on corporate performance and market data and vary among participants based on their positions within the Company. Annual awards, if any, are determined based on a review of the individual’s performance for the preceding fiscal year. Under guidelines approved by the Committee, unless the Committee approves otherwise, awards to newly hired employees, including executive officers, are granted on the first business day of the calendar month following one full calendar month of regular employment. From time to time, the Committee may grant an additional award to one or more executive officers based on special circumstances.

Options are awarded at an exercise price equal to the closing price of our common stock on Nasdaq on the date of the grant. The Committee may not grant options with an exercise price that is less than the fair market value of our common stock on the grant date. At its August meeting, the Committee approves annual option grants to be made on the first business day of September with an exercise price equal to the closing price of our common stock on that day.

We award equity grants without regard to any scheduled or anticipated release of material information. We do not accelerate or delay equity grants in response to material information, nor do we delay the disclosure of information due to plans to make equity grants.

Grants to the named executive officers under the LTIP were determined at the Committee’s regularly scheduled meeting in August 2007 and awarded on the first business day of September (September 4, 2007).

These are reflected as compensation for fiscal 2008 in accordance with applicable reporting requirements in the Summary Compensation Table on page 36 under the “Stock Awards” and “Option Awards” columns and in the Grants of Plan-Based Awards table on page 37. In approving these grants, the Committee considered, among other factors, corporate and individual performance for fiscal 2007. Revenue for the year was below the target established at the beginning of fiscal 2007 under the 2008 Plan, but earnings and earnings per share approximated the plan targets. The Company also made progress during the year in achieving strategic objectives, including the transition to a components business. Taking these factors into account and considering the competitive market analysis presented by Mercer, the Committee approved equity grants to Mr. Swoboda in the same share amounts as the grants made to him the prior fiscal year. These consisted of an option grant for 75,000 shares and a restricted stock award for 30,000 shares. The Committee also approved equity grants to Mr. Kurtzweil and Dr. Palmour consisting of an option grant for 25,000 shares and a restricted stock award for 6,000 shares, which were the same share amounts as the equity awards at the executive vice president level the prior year.

Other Benefits and Perquisites

In connection with recruiting Mr. Kurtzweil as our CFO, we agreed to provide him with certain perquisites relating to his relocation from Austin, Texas to Durham, North Carolina. These included a temporary housing allowance for up to one year, relocation expenses, reimbursement of broker fees paid in connection with the sales of his primary residence in Austin, Texas and personal travel between Durham, North Carolina and Austin, Texas every other week for up to one year. Mr. Swoboda received a payment of $7,500 to cover legal fees associated with the amendment of his employment agreement in August 2007.

Our named executive officers participate in our 401(k) retirement plan and receive matching contributions consistent with other participating employees.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended June 29, 2008 are included in the Summary Compensation Table on page 36 under the “All Other Compensation” column.

In addition, our named executive officers are eligible to participate in other benefit programs available to our employees generally, including health and welfare plans, group term life insurance and our employee stock purchase program.

Change in Control and Severance Arrangements

We have change in control arrangements with Mr. Swoboda and Mr. Kurtzweil which provide for certain payments if their employment is terminated in connection with a change in control of the Company. We revised these arrangements in fiscal 2009 and added a severance plan for all of our executive officers, which supplements the change in control arrangements for our CEO and CFO. These payments are intended to promote the stability and continuity of our senior management. Information regarding applicable payments under change in control arrangements with our named executive officers is provided under the heading “Potential Payments upon Termination or Change in Control” on page 39.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not be able to deduct compensation of more than $1,000,000 that is paid to certain executive officers. Performance-based compensation, within the meaning of Section 162(m), is excluded from this limitation. We seek to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m) when we consider it to be in the Company’s best interests, taking into account all relevant factors. However, the deductibility of compensation payable to our executive officers is only one among a variety of factors that the Committee may consider in determining appropriate levels or forms of compensation.

Compensation Committee Report

The members of the Compensation Committee present at the Compensation Committee meeting on August 18, 2008 (Messrs. Werner and von Arx) reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas H. Werner, Chairman

James E. Dykes

Dolph W. von Arx

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation of the Company’s chief executive officer and all other persons who served as named executive officers during fiscal 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Charles M. Swoboda	2008	$567,908	—	$537,559	$483,561	$321,693	$15,084	$1,925,805
Chairman, Chief Executive Officer and President (3)	2007	$550,000	$50,000	$239,985	$197,941	—	$3,977	$1,041,903

John T. Kurtzweil	2008	$361,396	—	$110,315	$309,424	$165,038	$160,820	$1,106,993
Executive Vice President— Finance, Chief Financial Officer and Treasurer (4)	2007	$258,654	$87,000	$66,499	$164,019	$35,000	$38,097	$649,269

John W. Palmour, Ph.D.	2008	$223,343	—	$80,056	$188,776	$79,792	$5,630	$577,597
Executive Vice President— Advanced Devices	2007	$215,106	$25,000	$47,997	$130,573	$9,009	$2,655	$430,340

(1)	Amounts listed in columns (e) (for restricted stock awards and performance units) and (f) (for options) do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the amount of compensation cost recognized in each fiscal year in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment,” or FAS 123R, disregarding any adjustments for forfeiture assumptions. For a discussion of the assumptions used to value these awards, see Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2008.

(2)	Represents Company matching contributions to the 401(k) retirement plan, as well as payments totaling $150,178 to Mr. Kurtzweil for relocation expenses, which includes a tax gross-up of $3,984 with respect to those expenses, as provided in his employment offer letter. Also, includes a payment of $7,500 to Mr. Swoboda for legal fees associated with the review of his Employment Agreement. In fiscal 2008, the respective 401(k) matching contributions for the named executive officers were as follows: Mr. Swoboda, $7,584; Mr. Kurtzweil, $10,643; and Dr. Palmour, $5,630.

(3)	Pursuant to the terms of the performance units granted to Mr. Swoboda in August 2007, he received a payment of 100.3% of the target value based on the achievement of certain corporate financial goals in fiscal 2008. The performance units were payable in a combination of stock and cash, resulting in a payment to Mr. Swoboda of 30% of the award ($137,280) in shares of the Company’s common stock, or 5,794 shares, and 70% of the award ($321,693) in cash. The amount of compensation cost recognized under FAS 123R for the stock portion of the award is reported in column (e) as a stock award (as described in footnote (1) above), and the cash portion of the award, all of which was earned in fiscal 2008, is reported in column (g) as non-equity incentive plan compensation.

(4)	Pursuant to Mr. Kurtzweil’s employment offer letter, for the first quarter of fiscal 2008 Mr. Kurtzweil received the portion of his quarterly non-equity incentive award under the 2008 Plan that was based on achievement of his individual MBO goals (not including the corporate goal component) independent of actual results.

Grants of Equity and Non-Equity Incentive Awards

The following table provides information about stock options, restricted stock awards, performance units and non-equity incentive awards granted to the named executive officers during fiscal 2008. All stock options, restricted stock awards and performance units were granted under the LTIP, and the non-equity incentive awards were granted under the 2008 Plan.

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Charles M. Swoboda	8/21/07	8/20/07	96,096	320,320	480,480	41,184	137,280	205,920	—	—	—	247,300	(4)
	9/4/07	8/20/07	—	—	—	—	—	—	30,000	—	—	824,100
	9/4/07	8/20/07	—	—	—	—	—	—	—	75,000	27.47	884,168
John T. Kurtzweil	—	8/20/07	41,860	182,000	236,600	—	—	—	—	—	—	—
	9/4/07	8/20/07	—	—	—	—	—	—	6,000	—	—	164,820
	9/4/07	8/20/07	—	—	—	—	—	—	—	25,000	27.47	294,723
John W. Palmour, Ph.D.	—	8/20/07	16,197	89,981	116,975	—	—	—	—	—	—	—
	9/4/07	8/20/07	—	—	—	—	—	—	6,000	—	—	164,820
	9/4/07	8/20/07	—	—	—	—	—	—	—	25,000	27.47	294,723

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum amounts payable under the 2008 Plan to Mr. Kurtzweil and Dr. Palmour and under the performance units granted to Mr. Swoboda under the LTIP. The actual amounts earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” The threshold payment amounts assume a performance measurement of 0% with respect to the achievement of quarterly goals for Mr. Kurtzweil and Dr. Palmour and a performance measurement of 30% with respect to the achievement of annual corporate goals. For Mr. Kurtzweil, the threshold payment amount for the first quarter of fiscal 2008 assumes a guaranteed performance measurement of 100% with respect to the achievement of quarterly goals that are based on individual MBO goals. The target payment amounts assume a performance measurement of 100% with respect to the achievement of quarterly goals for Mr. Kurtzweil and Dr. Palmour and a performance measurement of 100% with respect to the achievement of annual corporate goals. The maximum payment amounts assume a performance measurement of 100% with respect to the achievement of quarterly goals for Mr. Kurtzweil and Dr. Palmour and a performance measurement of 150% with respect to the achievement of annual corporate goals. The threshold, target and maximum payment amounts under Mr. Swoboda’s performance units assume a performance measurement of 30%, 100% and 150%, respectively, with respect to the achievement of annual corporate goals only. Under the terms of Mr. Swoboda’s performance units, up to 30% of the payout would be paid in shares of the Company’s common stock (not to exceed 10,000 shares), based on the last reported share price on Nasdaq on the last trading day immediately prior to the payment date. For additional information regarding the 2008 Plan and Mr. Swoboda’s performance units, see “Compensation Discussion and Analysis” above.

(2)	The restricted stock vests in five annual installments commencing on September 1, 2008, provided the recipient continues service as an employee of the Company or related Employer as defined in the LTIP or as a member of the Company’s Board of Directors.

(3)	The nonqualified stock options vest in three annual installments commencing on September 4, 2008. All option grants have a term of seven years.

(4)	The grant date fair value of the maximum number of shares of the Company’s common stock that could be earned under Mr. Swoboda’s performance units, or 10,000 shares.

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the named executive officers as of June 29, 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date (10)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (14)
Charles M. Swoboda	60,000			$41.97	1/3/2010	72,000	(11)	$1,704,960
	280,000	—		$34.63	2/1/2011
	50,000	—		$31.24	10/1/2011
	4,000	2,000	(3)	$25.47	9/1/2012
	15,000	50,000	(4)	$18.49	9/1/2013
	—	75,000	(5)	$27.47	9/4/2014

John T. Kurtzweil	23,334	46,666	(6)	$20.50	10/2/2013	22,000	(12)	$520,960
	—	25,000	(7)	$27.47	9/4/2014

John W. Palmour, Ph.D.	17,500	—		$12.51	9/3/2009	14,400	(13)	$340,992
	100,000	—		$41.97	1/3/2010
	70,000	—		$71.53	7/3/2010
	35,000	—		$19.88	10/13/2010
	150,000	—		$34.63	2/1/2011
	30,000	—		$31.24	10/1/2011
	6,667	3,333	(3)	$25.47	9/1/2012
	8,334	16,666	(8)	$18.49	9/1/2013
	—	25,000	(9)	$27.47	9/4/2014

(1)	The options listed were granted under the LTIP and its predecessor plan, the Equity Compensation Plan.

(2)	The restricted stock awards listed were granted under the LTIP.

(3)	Vests on September 1, 2008.

(4)	Vests as to 25,000 shares on each of September 1, 2008 and September 1, 2009.

(5)	Vests as to 25,000 shares on each of September 4, 2008, September 4, 2009 and September 4, 2010.

(6)	Vests as to 23,333 shares on each of October 2, 2008 and October 2, 2009.

(7)	Vests as to 8,334 shares on September 4, 2008 and as to 8,333 shares on each of September 4, 2009 and September 4, 2010.

(8)	Vests as to 8,333 shares on each September 1, 2008 and September 1, 2009.

(9)	Vests as to 8,334 shares on September 4, 2008 and as to 8,333 shares on each of September 4, 2009 and September 4, 2010.

(10)	Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or termination due to a long-term disability. The option may be exercised to purchase vested shares only. Except as provided in the executive change in control agreements with Mr. Swoboda and Mr. Kurtzweil, upon termination of employment the options and restricted stock are forfeited with respect to any shares not then vested, except in cases of death or termination due to a long-term disability and with respect to a change in control unless certain conditions are met.

(11)	Awards vest as to 18,000 shares cumulatively on each of September 1, 2008, September 1, 2009 and September 1, 2010, as to 12,000 shares on September 1, 2011 and as to 6,000 shares on September 1, 2012.

(12)	Awards vest as to 5,200 shares cumulatively on each of September 1, 2008, September 1, 2009, September 1, 2010, and September 1, 2011 and as to 1,200 on September 1, 2012.

(13)	Awards vest as to 3,600 shares cumulatively on each of September 1, 2008, September 1, 2009 and September 1, 2010, as to 2,400 on September 1, 2011 and as to 1,200 shares on September 1, 2012.

(14)	Market value of shares that have not vested is based on $23.68 per share (the closing price of our common stock as reported by Nasdaq on June 27, 2008).

Stock Option Exercises and Vesting of Restricted Stock

The following table provides information about option exercises and vesting of restricted stock and performance units held by the named executive officers during fiscal 2008.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charles M. Swoboda	460,000	$3,991,877	17,794	$456,480
John T. Kurtzweil	—	—	4,000	$106,400
John W. Palmour, Ph.D.	111,500	$2,730,427	2,400	$63,840

(1)	For restricted stock, the value realized on vesting is based on $26.60 per share (the closing price of our common stock as reported by Nasdaq on August 31, 2007, the trading day preceding the date on which the shares vested). For Mr. Swoboda’s performance units, the value realized on vesting is based on $23.69 per share (the closing price of our common stock as reported by Nasdaq on August 28, 2008, the trading day preceding the date on which the performance unit was paid).

Potential Payments upon Termination or Change in Control

We have arrangements with each of Messrs. Swoboda and Kurtzweil that provide them with specified benefits if their employment is terminated under certain circumstances, as described below. In addition, our named executive officers participate in various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below. In determining the various circumstances that trigger payment or provision of severance benefits to the named executive officers and the payment and benefit levels associated with each circumstance (other than such payments and benefits that are generally available to all employees), the Compensation Committee reviewed severance benefits data derived from proxy materials filed by the Company’s compensation peer group. The Compensation Committee utilizes this competitive severance benefits data as a check to determine whether each of the proposed severance payments and benefits for the named executive officers is set at an appropriate level for the circumstance that triggers payment or provision of benefits in light of market conditions. The Compensation Committee generally seeks to confirm that the level of each severance payment or benefit for the named executive officers is at or slightly above the median level of comparable payments and benefits offered to similarly situated executives in the compensation peer group. In approving recent changes in the various circumstances that trigger payment or provision of severance benefits to the named executive officers and the payment and benefit levels associated with each circumstance, the Compensation Committee also confirmed with Mercer that the proposed severance payment and benefit levels for the named executive officers are consistent with competitive practices in a broader cross-section of the total market.

Executive Change in Control Agreement with Mr. Swoboda

Payments Made Upon Termination Without Cause or Resignation

    for Good Reason in Connection with a Change in Control

If Mr. Swoboda’s employment is terminated by the Company without cause, but not as a result of his death or long-term disability, or by Mr. Swoboda for good reason, and the termination is in connection with a change in control, then he will receive (i) continued payment of his base salary for 24 months, (ii) a lump sum payment of an amount equal to 80% of his base salary, prorated to the date of termination, (iii) a lump sum payment equal to the sum of Mr. Swoboda’s earned annual incentives for the two completed fiscal years immediately preceding the termination date, (iv) a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Swoboda and (v) full accelerated vesting with respect to Mr. Swoboda’s then outstanding, unvested stock options, restricted stock and other equity awards, other than with respect to any performance units used to pay Mr. Swoboda’s annual incentive award, and other than as provided below with respect to equity awards outstanding as of August 18, 2008, the effective date of the change in control agreement. In addition, if any payment or benefit Mr. Swoboda receives from the Company or any person whose actions result in a change in control would be considered a parachute payment under Section 280G of the Code and the aggregate present value of the parachute payment reduced by any excise tax imposed would be less than three times Mr. Swoboda’s “base amount” as defined in Section 280G of the Code, then in lieu of that portion of the payments to which Mr. Swoboda would otherwise be entitled under (i) through (iv) above, Mr. Swoboda will receive a total amount (if any) such that the aggregate present value of the payments is equal to 2.99 times such base amount. This amount will be apportioned and substituted for the amounts that otherwise would have been payable under (i) through (iv) and paid on the same schedule as those amounts.

If Mr. Swoboda is generally disabled and the Company terminates his employment without cause in connection with a change in control prior to the date he is determined to have a long-term disability, then Mr. Swoboda will receive (i) continued payment of his base salary for 24 months and (ii) a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Swoboda. If Mr. Swoboda ceases to be generally disabled before his employment is terminated due to a long-term disability, then he will have the right to resign for good reason (if in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled that would otherwise have constituted good reason (if not cured or consented to by Mr. Swoboda) and will receive these same benefits.

Payments Made Upon Termination Without Cause or Resignation

    for Good Reason Generally

If Mr. Swoboda’s employment is terminated by the Company without cause or by Mr. Swoboda for good reason, whether or not in connection with a change in control, Mr. Swoboda’s right to accelerated vesting of each equity award outstanding as of August 18, 2008 will be determined by reference to the version of the employment agreement between Mr. Swoboda and the Company that was in effect on the grant date of each such award instead of the change in control agreement. One effect of this provision is to grandfather Mr. Swoboda’s rights under his prior employment agreement to accelerated vesting of 50% of his unvested equity awards if his employment is terminated by the Company without cause or by Mr. Swoboda for good reason not in connection with a change in control, provided that accelerated vesting under these circumstances would only apply to awards that were outstanding as of August 18, 2008. In addition, if Mr. Swoboda’s employment is terminated by the Company without cause or by Mr. Swoboda for good reason under circumstances that would entitle him to severance benefits in connection with a change in control under the change in control agreement but not under either version of his prior employment agreement, then only the equity awards granted on or after August 18, 2008 would be eligible for accelerated vesting as a result of such termination of employment.

Conditions to Payments

Mr. Swoboda’s severance benefits under his change in control agreement are subject to the following conditions: (i) signing and not revoking a release of claims, (ii) nondisparagement of the Company, its officers and directors for a period of 24 months after termination and (iii) compliance with the confidentiality and noncompete restrictions contained in his confidential information agreement, as amended by the change in control agreement, for two years following termination (or one year following termination if the termination relates to Mr. Swoboda being generally disabled as described above).

Definitions

The terms “cause,” “good reason,” “change in control” and “in connection with a change in control” are defined in Mr. Swoboda’s change in control agreement as follows:

“Cause” means:

•

Mr. Swoboda’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a 30-day correction period that begins upon delivery to him of a written demand for performance from the Board that describes the basis for the Board’s belief that he has not substantially performed his duties;

•

any act of personal dishonesty taken by Mr. Swoboda in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in his substantial personal enrichment;

•	Mr. Swoboda’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

•

Mr. Swoboda materially breaching his confidential information agreement as modified by the change in control agreement, which breach is (if capable of cure) not cured within 30 days after the Company delivers written notice to him of the breach.

“Good reason” generally means (except with respect to Mr. Swoboda’s being generally disabled as described above) the occurrence of any of the following without Mr. Swoboda’s consent, subject to certain notice and cure provisions:

•

a significant reduction of Mr. Swoboda’s duties or responsibilities or a change in his position as Chief Executive Officer or President, or the removal of Mr. Swoboda from any of such duties, positions or responsibilities;

•

a reduction in Mr. Swoboda’s base salary or target annual incentive award level below 80% of base salary other than a one-time reduction that also is applied to substantially all other executive officers of the Company on his recommendation or approval if his reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;

•	the Company requiring Mr. Swoboda to report to anyone other than the Board of Directors;

•	the Company eliminating from reporting to Mr. Swoboda any position that previously directly reported to him; or

•

the Company requiring Mr. Swoboda to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 35-mile radius from his current principal place of employment.

In addition, except with respect to Mr. Swoboda’s being generally disabled as described above, “good reason” also means the occurrence of any of the following without his express written consent in connection with a change in control, subject to certain notice and cure provisions:

•

a substantial reduction by the Company of the facilities and perquisites (including office space and location) available to Mr. Swoboda, provided such reduction is not applied to all executive officers of the Company;

•

a material reduction in the kind or level of employee benefits to which Mr. Swoboda is entitled (other than a reduction due to application of the rules for eligibility or coverage under any benefit plan or policy) with the result that his overall benefits package is significantly reduced, provided such reduction is not applied to substantially all executive officers of the Company; or

•	the failure of the Company to obtain the assumption of the change in control agreement by the Company’s successor.

“Change in control” generally means any of the following events:

•

any person or group of persons becomes the beneficial owner of 20% or more of the Company’s outstanding common stock or the combined voting power of the securities of the Company entitled to vote generally in the election of its directors;

•	a sale or other disposition of all or substantially all of the Company’s assets;

•	shareholder approval of a definitive agreement or plan to liquidate the Company; or

•

a merger or consolidation of the Company with and into another entity, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were incumbent directors at the time of execution of the initial agreement providing for such transaction, (2) no person or group of persons is the beneficial owner, directly or indirectly, of 20% or more of the equity interests of the surviving entity or the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body and (3) more than 50% of the equity interests of the surviving entity and the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the shares of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

“In connection with a change in control” means either:

•

within the period of time between the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction, the consummation of either of which would result in a change in control and the occurrence of either the resulting change in control or the termination or expiration of the tender offer or the written agreement without the occurrence of a change in control; or

•	within 24 months following a change in control.

Executive Change in Control Agreement with Mr. Kurtzweil

Payments Made Upon Termination Without Cause or Resignation

    for Good Reason in Connection with a Change in Control

If Mr. Kurtzweil’s employment is terminated by the Company without cause, but not as a result of his death or long-term disability, or by Mr. Kurtzweil for good reason, and the termination is in connection with a change in control, then he will receive (i) continued payment of his base salary for 12 months, (ii) a lump sum payment equal to 12 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Kurtzweil and (iii) full accelerated vesting with respect to Mr. Kurtzweil’s then outstanding, unvested stock options, time-vested restricted stock and other equity awards that vest solely based on the passage of time. However, Mr. Kurtzweil’s right to accelerated vesting of each equity award outstanding as of August 18, 2008, the effective date of his change in control agreement, will be determined by reference to his prior severance agreement instead of his change in control agreement. Accordingly, if Mr. Kurtzweil’s employment is terminated by the Company without cause or by Mr. Kurtzweil for good reason under circumstances that would entitle him to severance benefits in connection with a change in control under his change in control agreement but not under his prior severance agreement, then only the equity awards granted on or after August 18, 2008 would be eligible for accelerated vesting as a result of such termination of employment.

If Mr. Kurtzweil is generally disabled and the Company terminates his employment without cause in connection with a change of control prior to the date he is determined to have a long-term disability, then Mr. Kurtzweil will receive (i) continued payment of his base salary for 12 months and (ii) a lump sum payment equal to 12 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage then in effect for Mr. Kurtzweil. If Mr. Kurtzweil ceases to be generally disabled before his employment is terminated due to a long-term disability, then he will have the right to resign for good reason (if in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled that would otherwise have constituted good reason (if not cured or consented to by Mr. Kurtzweil) and will receive these same benefits.

Conditions to Payments

Mr. Kurtzweil’s severance benefits under his change in control agreement are subject to the following conditions: (i) signing and not revoking a release of claims, (ii) nondisparagement of the Company, its officers and directors for a period of 12 months after termination and (iii) compliance with the confidentiality and noncompete restrictions contained in his confidential information agreement for one year following termination.

Definitions

The term “change in control” in Mr. Kurtzweil’s change in control agreement has the same meaning as described above with respect to Mr. Swoboda’s change in control agreement. The terms “cause,” “good reason” and “in connection with a change in control” are defined in Mr. Kurtzweil’s change in control agreement as follows:

“Cause” means:

•

Mr. Kurtzweil’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected after one written warning detailing the concerns and offering him a reasonable period of time to cure;

•	any material and willful violation of any federal or state law by Mr. Kurtzweil in connection with his responsibilities as an employee of the Company;

•

any act of personal dishonesty taken by Mr. Kurtzweil in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in his personal enrichment;

•

Mr. Kurtzweil’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

•	Mr. Kurtzweil materially breaching his confidential information agreement, which breach is (if capable of cure) not cured within 30 days after the Company delivers written notice to him of the breach.

“Good reason” generally means (except with respect to Mr. Kurtzweil’s being generally disabled as described above) the occurrence of any of the following, without Mr. Kurtzweil’s consent and not due to cause, within the timeframes specified in the definition of “in connection with a change in control” below, subject to certain notice and cure provisions:

•	a material reduction of Mr. Kurtzweil’s authority, duties or responsibilities;

•

a material reduction in Mr. Kurtzweil’s base salary other than a one-time reduction that also is applied to substantially all other executive officers of the Company, provided that his reduction is substantially proportionate to the reduction applied to substantially all other executive officers;

•	the Company requiring Mr. Kurtzweil to report to anyone other than the Chief Executive Officer, the Board or a Committee of the Board; or

•

the Company requiring Mr. Kurtzweil to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 35-mile radius from his current principal place of employment.

“In connection with a change in control” means either:

•

within the period of time between the Company and another party entering into a written agreement that contemplates a transaction the consummation of which would result in a change in control and the occurrence of either the resulting change in control or the termination or expiration of the written agreement without the occurrence of a change in control; or

•	within 12 months following a change in control.

Severance Plan

Eligibility

The Cree, Inc. Severance Plan for Section 16 Officers, or the Severance Plan, provides severance benefits in the event of termination of employment without cause or resignation for good reason of the Company’s executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or the Officers. All of the Company’s named executive officers are eligible to participate in the Severance Plan. However, the Severance Plan will not apply to an Officer if he or she becomes entitled to the payment of severance benefits upon termination of employment in connection with a change in control pursuant to a separate agreement with the Company.

Payments Made Upon Termination Without Cause

    or Resignation for Good Reason

If an Officer’s employment is terminated by the Company without cause or by the Officer for good reason, except in the event of termination of the Officer’s employment due to death or long-term disability or in the event such termination of employment is in connection with a change in control and the Officer is entitled to the payment of severance benefits pursuant to a separate agreement with the Company, then the Officer will receive (i) continued payment of the Officer’s base salary for 12 months (18 months in the Chief Executive Officer’s case), (ii) all incentive compensation amounts that are not yet paid as of the termination date that the Officer is entitled to receive (under the performance units for the Chief Executive Officer and under the Company’s Management Incentive Compensation Plan for other Officers) on account of satisfaction of the relevant performance measures for the relevant performance period, provided the Officer was employed through the end of the last day of the relevant performance period, and (iii) a lump sum payment equal to 12 (18 in the Chief Executive Officer’s case) multiplied by the COBRA premium applicable to the type of medical, dental and vision coverage then in effect for the Officer.

Conditions to Payments

As a condition to the receipt of severance benefits under the Severance Plan, an Officer must execute and comply with a release agreement that includes a release of claims against the Company, its affiliates and representatives and a nondisparagement provision.

Definitions

The definition of “cause” in the Severance Plan has the meaning as described above with respect to Mr. Kurtzweil’s change in control agreement. In addition, the events giving rise to a resignation for “good reason” under the Severance Plan are substantially the same as those listed with respect to Mr. Kurtzweil’s change in control agreement.

LTIP

The Company’s LTIP provides for potential acceleration of equity awards in the event of a proposed sale of all or substantially all of the assets or stock of the Company, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Compensation Committee deems appropriate. Upon such an event, if the successor corporation does not agree to assume the outstanding equity awards or to substitute equivalent awards, the Compensation Committee has discretion to provide for the participants in the LTIP to have the right to exercise, for a period of 15 days, their stock options or other awards as to all shares, including shares as to which the options or other awards would not otherwise be exercisable (or with respect to restricted stock or stock units, provide that all restrictions will lapse). The stock options or other awards will terminate upon the expiration of the 15-day period to the extent not exercised.

The award agreements under the LTIP provide for accelerated vesting of nonqualified stock options and restricted stock in the event of a participant’s death or termination due to a long-term disability.

Under the terms of Mr. Swoboda’s performance units granted under the LTIP, if Mr. Swoboda’s employment is terminated due to death or long-term disability before the payment date of the performance units, Mr. Swoboda will be entitled to receive an adjusted payment under the performance units as if he had remained employed through the payment date. In the event there is a change in control (as defined in his change in control agreement described above) during fiscal 2009, the performance measurement for the plan year will be at least 100%. However, Mr. Swoboda would not be entitled to payment if there is a change in control and his employment terminates prior to the end of fiscal 2009. If Mr. Swoboda’s employment is terminated in connection with a change in control (as defined in his change in control agreement described above) upon or after the end of the relevant performance period but prior to the payment date under his performance units, he will be entitled to payment under his performance units as if he had remained employed through the payment date.

Management Incentive Compensation Plan

Pursuant to the Company’s Fiscal 2009 Management Incentive Compensation Plan, or the 2009 Plan, eligible participants generally must be employed by the Company on the payment date in order to receive payment for an award under the 2009 Plan, except in the case of death or termination due to a long-term disability or in connection with a change in control (as “change in control” is defined with respect to Mr. Swoboda’s change in control agreement as described above). Upon a participant’s death or termination due to a long-term disability, the participant will be entitled to receive an adjusted award for any award period in which he or she was employed by the Company as if the participant remained employed through the payment date for the award period. In the event there is a change in control during fiscal 2009, each participant’s performance measurement against individual goals for any award period ending after the effective date of the change in control will be 100% and the corporate performance measurement for the plan year will be at least 100%, regardless of whether the participant remains employed through the end of the award period. If there is a change in control and a participant’s employment terminates for any reason (other than death or long-term disability) subsequent to the change in control but prior to the payment date for an award period, the participant will be entitled to receive an award for all award periods for the plan year as if the participant remained employed through the payment date for the award period.

Amounts of Potential Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided under the agreements, plans and arrangements described above for each of the named executive officers. Payments and benefits are estimated using the following assumptions: (i) the triggering event took place on June 27, 2008, the last business day of fiscal 2008, or the Trigger Date; (ii) the price per share of the Company’s common stock on the Trigger Date was $23.68, which represents the closing price of the Company’s common stock as reported by Nasdaq on such date; (iii) the terms and conditions of any agreements, plans and arrangements in effect as of the date of this proxy statement (as described above) were in effect on and applicable as of the Trigger Date notwithstanding a later approval or execution date; and (iv) all amounts are based on compensation and benefit amounts in effect as of the Trigger Date notwithstanding subsequent changes in such amounts for fiscal 2009. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or if the actual results differ from the assumptions described herein.

Potential Payments and Benefits to Named Executive Officers upon

Termination of Employment or Change in Control

Name	Triggering Event	Type of Payment/Benefit	Amount
Charles M. Swoboda	Death or termination of employment due to long-term disability	Annual incentive award (1)	$456,499
		Vesting acceleration (100%) (2)	1,964,460

			$2,420,959

	Change in control (not involving termination of employment)	Annual incentive award (3)	$0
		Vesting acceleration (100%) (4)	1,964,460

			$1,964,460

	Termination without cause or resignation for good reason not in connection with a change in control (5)	Base salary	$858,000
		COBRA Premiums	22,373
		Vesting acceleration (50%)	982,230

			$1,862,603

	Termination without cause or resignation for good reason in connection with a change in control (6)	Base salary	$1,144,000
		Lump sum payment (7)	492,446
		Vesting acceleration (100%)	1,964,460

			$3,600,906

John T. Kurtzweil	Death or termination of employment due to long-term disability	Quarterly incentive award (8)	$8,900
		Annual incentive award (1)	108,938
		Vesting acceleration (100%) (2)	669,358

			$787,196

	Change in control (not involving termination of employment)	Quarterly incentive award (9)	$9,100
		Annual incentive award (9)	0
		Vesting acceleration (100%) (4)	669,358

			$678,458

	Termination without cause or resignation for good reason not in connection with a change in control (10)	Base salary	$364,000
		COBRA premiums	14,915

			$378,915

	Termination without cause or resignation for good reason in connection with a change in control (11)	Base salary	$364,000
		Incentive Awards (9), (12)	127,728
		COBRA premiums	14,915
		Vesting acceleration (100%)	669,358

			$1,176,001

John W. Palmour, Ph.D.	Death or termination of employment due to long-term disability	Quarterly incentive award (8)	$5,718
		Annual incentive award (1)	53,858
		Vesting acceleration (100%) (2)	427,488

			$487,064

Name	Triggering Event	Type of Payment/Benefit	Amount
	Change in control (not involving termination of employment)	Quarterly incentive award (9)	$3,152
		Annual incentive award (9)	0
		Vesting acceleration (100%) (4)	427,488

			$430,640

	Termination without cause or resignation for good reason not in connection with a change in control (10)	Base salary	$224,952
		COBRA premiums	13,229

			$238,181

	Termination without cause or resignation for good reason in connection with a change in control (13)	Base salary	$224,952
		Incentive Awards (9), (14)	63,148
		COBRA premiums	13,229

			$301,329

(1)	Based on actual results for performance period using 100.3% performance measurement prorated to the Trigger Date for the annual incentive portion. Assumes no prior unpaid leave of absence in the case of death. In the case of termination due to long-term disability, assuming 91 days prior unpaid leave of absence, payment would have been $343,920 for Mr. Swoboda, $82,072 for Mr. Kurtzweil and $40,576 for Dr. Palmour. Actual amount will vary based on performance measurement and the duration of any unpaid leave of absence prior to death or termination due to long-term disability.

(2)	Vesting is automatically accelerated for nonqualified stock options and restricted stock in the event of death or termination of employment due to long-term disability per terms of the award agreements under the LTIP, which terms apply equally to all participants.

(3)	Mr. Swoboda’s performance units award agreement provides that the performance measurement for determining his annual incentive award will be no less than 100% if a change in control occurs during the performance period. The amount in the table represents the additional amount Mr. Swoboda would have received as a result of this provision and excludes any amount he would otherwise be entitled to receive based on actual performance results.

(4)	For options and other awards under the LTIP, if the outstanding awards are not assumed by the successor in connection with a change in control, the Compensation Committee, in its discretion, may accelerate vesting of the outstanding but unvested options and awards. For purposes of this table, it has been assumed that the options and awards were not assumed by the successor and that the Compensation Committee exercised its discretion to the fullest extent possible.

(5)	The triggering event, along with resulting benefits, are defined in the Severance Plan, except that the right to accelerated vesting of unvested equity awards outstanding on August 18, 2008 is provided in Mr. Swoboda’s change in control agreement, and the triggering event and resulting benefits for each such award will be determined by reference to his employment agreement in effect on the date of the grant of such award. The Severance Plan does not provide an independent right to acceleration of unvested equity awards.

(6)	The triggering event, along with resulting benefits, are defined in Mr. Swoboda’s change in control agreement, except that, with respect to accelerated vesting of equity awards outstanding on August 18, 2008, the triggering event and resulting benefits for each award will be determined by reference to Mr. Swoboda’s employment agreement in effect on the date of the grant of such award. If Mr. Swoboda was generally disabled and the Company terminated his employment without cause in connection with a change in control prior to the date he was determined to have a long-term disability, or if he ceased to be generally disabled before his employment was terminated due to a long-term disability and he resigned for good reason (in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled (if not cured or consented to by Mr. Swoboda), then pursuant to his change in control agreement Mr. Swoboda would only be entitled to receive the base salary and COBRA premiums amounts specified for this triggering event, except that, vesting of equity awards outstanding on August 18, 2008 would be accelerated by reference to Mr. Swoboda’s employment agreement in effect on the date of the grant of such award resulting in an additional severance benefit of $1,609,260.

(7)	Includes lump sum payments in the following amounts: (i) $462,615, which represents 80% of Mr. Swoboda’s base salary prorated to the Trigger Date, and (ii) $29,831 for 24 months of COBRA premiums. In such case, Mr. Swoboda is also eligible to receive a lump sum payment equal to the sum of his earned annual incentives for the two most recently completed fiscal years immediately preceding the Trigger Date. However, on the Trigger Date used for this table, this amount would be $0 because no annual incentives were earned in fiscal 2006 or fiscal 2007.

(8)	Amount in table is based on actual results for performance period and is payable in the case of death only. In the case of termination due to long-term disability (assuming at least 91 days prior unpaid leave of absence), no payment would be due.

(9)	The 2009 Plan provides that, if a change in control occurs, a participant’s performance measurement for all performance periods that end after the effective date of the change in control will be 100% or the participant’s actual performance measurement, whichever is greater, with respect to annual awards and 100% with respect to quarterly awards, and the participant does not need to be employed on the last day of the performance period in order to receive payment. The amount in the table represents the additional amount the participant would receive as a result of this provision and excludes any amount he would otherwise be entitled to receive based on actual performance results if a change in control had not occurred.

(10)	The triggering event, along with resulting benefits, are defined in the Severance Plan.

(11)	The triggering event, along with resulting benefits, are defined in Mr. Kurtzweil’s change in control agreement, except that, with respect to accelerated vesting of equity awards outstanding on August 18, 2008, the triggering event and resulting benefits for each award will be determined by reference to his severance agreement in effect on the date of the grant of such award, and with respect to incentive awards, Mr. Kurtzweil’s right to payment and the amount of such payment would be determined by the 2009 Plan. If Mr. Kurtzweil was generally disabled and the Company terminated his employment without cause in connection with a change in control prior to the date he was determined to have a long-term disability, or if he ceased to be generally disabled before his employment was terminated due to a long-term disability and he resigned for good reason (in connection with a change in control) on account of any event or circumstances that occurred while he was generally disabled (if not cured or consented to by Mr. Kurtzweil), then pursuant to his change in control agreement Mr. Kurtzweil would only be entitled to receive the base salary and COBRA premiums amounts specified for this triggering event.

(12)	Includes the following amounts: (i) guaranteed quarterly incentive award of 100%, or $18,200; and (ii) guaranteed annual incentive award based on the actual performance measurement of 100.3%, or $109,528.

(13)	The triggering event, along with resulting benefits, are defined in the Severance Plan, except that, with respect to incentive awards, Dr. Palmour’s right to payment and the amount of such payment would be determined by the 2009 Plan.

(14)	Includes the following amounts: (i) guaranteed quarterly incentive award of 100%, or $8,998; and (ii) guaranteed annual incentive award based on the actual performance measurement of 100.3%, or $54,150.

DIRECTOR COMPENSATION

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation of each of the Company’s non-employee directors who served during fiscal 2008.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Dolph W. von Arx (2)	$60,250	$129,221	$52,529	$242,000
James E. Dykes (3)	$51,750	$129,221	$52,529	$233,500
Clyde R. Hosein (4)	$59,250	$129,221	$52,529	$241,000
Franco Plastina (5)	$30,000	$75,182	$26,784	$131,966
Harvey A. Wagner (6)	$80,250	$129,221	$52,529	$262,000
Thomas H. Werner (7)	$61,250	$129,221	$52,529	$243,000
Robert J. Potter, Ph.D. (8)	$29,250	—	—	$29,250

(1)	Represents the amount of compensation cost recognized in fiscal 2008 in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. With respect to Messrs. von Arx, Dykes, Hosein, Wagner and Werner, this includes amounts related to the annual grant of 5,000 nonqualified stock options and 5,000 shares of restricted stock on September 4, 2007, as well as compensation costs related to grants made in fiscal 2007. With respect to Mr. Plastina, this includes amounts related to the grant of 3,750 nonqualified stock options and 3,750 shares of restricted stock upon his election to the Board of Directors on December 31, 2007. The exercise price of the option grants made on September 4, 2007 and December 31, 2007 is $27.47, the closing price of our common stock as reported by Nasdaq on the dates of grant. With respect to Messrs. von Arx, Dykes, Hosein, Wagner and Werner, the full grant date fair value of each stock option award and each restricted stock award was $55,537 and $137,350, respectively, computed in accordance with FAS 123R. With respect to Mr. Plastina, the full grant date fair value of his stock option award and restricted stock award was $40,398 and $103,013, respectively. The awards were made under the LTIP. For a discussion of the assumptions used to value these awards, see Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2008.

(2)	As of June 29, 2008, Mr. von Arx had 107,000 options outstanding, of which 104,500 were exercisable. In addition, Mr. von Arx held 5,000 shares of restricted stock that vested on September 1, 2008. Lastly, Mr. von Arx deferred $51,250 of the $60,250 of fees earned in fiscal 2008 into the Cree, Inc. Directors’ Deferred Compensation Plan, or the Deferred Compensation Plan.

(3)	As of June 29, 2008, Mr. Dykes had 92,750 options outstanding, of which 90,250 were exercisable. In addition, Mr. Dykes held 5,000 shares of restricted stock that vested on September 1, 2008. Lastly, Mr. Dykes deferred $25,875 of the $51,750 of fees earned in fiscal 2008 into the Deferred Compensation Plan.

(4)	As of June 29, 2008, Mr. Hosein had 13,750 options outstanding, of which 11,250 were exercisable. In addition, Mr. Hosein held 5,000 shares of restricted stock that vested on September 1, 2008.

(5)	As of June 29, 2008, Mr. Plastina had 3,750 options outstanding, of which 1,250 were exercisable. In addition, Mr. Plastina held 3,750 shares of restricted stock that vested on September 1, 2008.

(6)	As of June 29, 2008, Mr. Wagner had 43,000 options outstanding, of which 40,500 were exercisable. In addition, Mr. Wagner held 5,000 shares of restricted stock that vested on September 1, 2008. Lastly, Mr. Wagner deferred $40,125 of the $80,250 of fees earned in fiscal 2008 into the Deferred Compensation Plan.

(7)	As of June 29, 2008, Mr. Werner had 12,500 options outstanding, of which 10,000 were exercisable. In addition, Mr. Werner held 5,000 shares of restricted stock that vested on September 1, 2008.

(8)	Dr. Potter’s term as a director ended November 1, 2007. As of June 29, 2008, Dr. Potter had 78,000 options outstanding, all of which were exercisable.

Summary of Director Compensation Program

Non-employee directors are compensated for Board service through a combination of a cash retainer and grants of restricted stock and nonqualified stock options to purchase shares of the Company’s common stock. The Company also reimburses directors for expenses incurred in serving as a director. Directors who are also employed by the Company are not separately compensated for their service on the Board.

The Company grants each non-employee director annually an option to purchase 5,000 shares with a quarterly vesting schedule corresponding to the term of service following election as a director at the annual meeting of shareholders. The Company also grants each non-employee director a restricted stock award for 5,000 shares annually which vests on the first anniversary of the grant date. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are generally granted equity awards in an amount and with vesting terms that correspond to the remaining term of service before the next annual meeting. The exercise price of all option grants is equal to the fair market value on the grant date and the maximum term of the option is seven years. Vesting of the option and restricted stock award is subject to continued service to the Company. The options generally vest during the term of service following election or appointment as a director, vesting in equal increments on the last day of each calendar quarter following election or, if earlier, upon the election of directors at the next annual meeting.

In fiscal 2008, non-employee directors were paid the following quarterly cash retainers: $8,750 for service as a member of the Board; $1,250 for service as Lead Independent Director; $5,000 for service as Audit Committee Chair; $2,500 for service as Compensation Committee Chair; $1,250 for service as Governance and Nominations Committee Chair; $5,000 for service as a member of the Audit Committee; $2,500 for service as a member of the Compensation Committee; and $1,250 for service as a member of the Governance and Nominations Committee. Non-employee directors may receive meeting fees of $1,000 for service as a committee member or $2,000 for service as committee chair of any additional committee of the Board that may be formed in the future.

The Company’s non-employee directors may defer certain retainer payments to a later payment date under the Deferred Compensation Plan, which is designed to meet the requirements of Section 409A of the Code and to be exempt from the Employee Retirement Income Security Act. A participant may choose to receive payment upon his or her separation from service or at a date specified in the election. Any specified date must be at least one year later than the date the payment would have been made in the absence of a deferral election. A participant may choose to receive payment in a single lump sum in cash or in substantially equal annual cash installments for the number of years specified in the election (not to exceed ten) beginning on the designated payment date. Participants have the ability to earn “deemed” or “shadow” interest on their deferred amounts. The investment options are the same as those available under the Company’s tax-qualified Section 401(k) retirement plan. Participants direct the manner in which their deferred amounts are deemed invested among the investment options.

Compensation Committee Interlocks and Insider Participation

Messrs. Werner, von Arx, and Dykes served on our Compensation Committee during fiscal 2008. None of these individuals has ever served as an officer or employee of the Company or any of its subsidiaries, nor were they involved in any related person transaction during fiscal 2008. No interlocking relationships existed during fiscal 2008 between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2009. Ernst & Young LLP was first engaged as our independent auditors for fiscal 1999 and has served as our independent auditors for each subsequent fiscal year. A representative from Ernst & Young LLP is expected to be present at the 2008 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for approval. If the appointment of Ernst & Young LLP is not ratified by a majority of the shares cast at the 2008 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years.

The Board of Directors recommends

shareholders vote FOR Proposal No. 4.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and audits of the Company’s financial statements including its internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.cree.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on the effectiveness of the Company’s internal controls.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s Chief Executive Officer and Chief Financial Officer. The Audit Committee has also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

The Audit Committee routinely meets privately with the Company’s internal auditor and the independent auditors.

Based upon the review and discussions described in this report and, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 29, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Harvey A. Wagner, Chairman

Clyde R. Hosein

Franco Plastina

Independent Auditor Fee Information

The fees of Ernst & Young LLP for the fiscal years shown were as follows:

	Fiscal 2008	Fiscal 2007
Audit Fees	$1,098,750	$916,200
Audit-Related Fees	61,827	200,000
Tax Fees	342,421	9,870
All Other Fees	1,050	1,300

Total	$1,504,048	$1,127,370

Audit Fees. This category includes fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, internal controls attestation under Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company’s financial statements and are not reported under the category “Audit Fees.” The services comprising the fees disclosed under this category for fiscal 2008 were primarily for due diligence work performed in connection with our acquisition of LLF, and for fiscal 2007 were primarily for due diligence work performed in connection with our acquisition of COTCO.

Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax advice. The services comprising the fees disclosed under this category for fiscal 2008 and 2007 were primarily related to assistance in responding to Internal Revenue Service audit inquiries of our prior year tax returns.

All Other Fees. This category includes fees billed in the fiscal year shown for products and services provided by Ernst & Young LLP that are not reported in any other category. The services comprising the fees disclosed under this category for fiscal 2008 and fiscal 2007 were for Annual Accounting Update training.

All audit and permissible non-audit services provided by the Company’s independent auditors, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting. The Committee has delegated such authority to the Committee’s chairman. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by the Company’s independent auditors during fiscal 2008 and fiscal 2007 were approved by or on behalf of the Company’s Audit Committee.

OTHER MATTERS

Other Business

Other than the election of directors, approval of the amendments to the LTIP, approval of the amendment to the ESPP and ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 28, 2009, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2008 Annual Meeting of Shareholders. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the Securities and Exchange Commission the accompanying proxy cannot be voted for more than seven nominees.

2009 Annual Meeting of Shareholders

Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2009 must be received by the Company not later than May 19, 2009, and must comply with the Commission’s rules in other respects.

Other shareholder proposals to be presented at the annual meeting in 2009, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than August 31, 2009, nor earlier than August 1, 2009. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Procedures for Director Nominations

Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying and recommending that the Board select qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties; (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; (c) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders; (d) the extent to which the candidate would fill a present need on the Board; and (e) whether the candidate can make sufficient time available to perform the duties of a director. The Committee is also authorized to develop additional policies regarding Board size, composition and member qualification.

The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations) and shareholders. All candidates, including those submitted by shareholders, will be evaluated by the Committee on the same basis as other candidates using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees.

Any shareholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2009 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2009 Annual Meeting of Shareholders” above.

Shareholder Communications with Directors

The Board of Directors, as a matter of policy, desires to facilitate communications between shareholders and directors to assist the Board in fulfilling its responsibilities to all shareholders. To that end the Board has established a process for use by shareholders who desire to bring matters to the Board’s attention. The process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Any shareholder who desires to send a communication to members of the Board may submit it either by e-mail addressed to Corporate_Secretary@Cree.com or by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703. All such communications should include the number of shares beneficially owned by the person submitting the communication and his or her mailing address, telephone number and e-mail address, if any. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board periodically, generally in advance of each regularly scheduled Board meeting. The Board has directed that the Secretary not forward communications which (a) are not reasonably related to the business of the Company, (b) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally or (c) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.

Costs of Soliciting Proxies

The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $7,500 plus an allowance for the reimbursement of customary disbursements. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

A copy of the Company’s report on Form 10-K for the fiscal year ended June 29, 2008 (without exhibits), including financial statements, will be furnished without charge to any shareholder whose proxy is solicited hereby upon written request directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.

Shareholders Sharing the Same Last Name and Address

Only one annual report and proxy statement may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to Corporate_Secretary@Cree.com, by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703 or by telephone at (919) 313-5300. Shareholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.

Principal Executive Offices and Annual Meeting Location

The Company’s principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and the main telephone number at that location is (919) 313-5300. The 2008 Annual Meeting of Shareholders will be held at our offices at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, October 30, 2008, at 10:00 a.m. local time. Requests for directions to the meeting location may be directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.

Dated: September 16, 2008

APPENDIX A

2004 LONG-TERM INCENTIVE COMPENSATION PLAN

(As amended August 19, 2008, subject to shareholder approval)

ARTICLE 1—GENERAL PROVISIONS

1.1 Establishment of Plan. Cree, Inc., a North Carolina corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Cree, Inc. 2004 Long-Term Incentive Compensation Plan” (the “Plan”), as set forth in this document.

1.2 Purpose of Plan. The objectives of the Plan are to (i) attract and retain employees for the Company and its affiliates and directors of the Company by providing competitive compensation opportunities; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and directors with those of the Company’s shareholders.

1.3 Types of Awards. Awards under the Plan may be made to Eligible Participants who are employees in the form of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Stock Units, (vi) Performance Units, or any combination of these. Awards under the Plan may be made to Eligible Participants who are Outside Directors in the form of (i) Nonqualified Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Stock Units, or any combination of these, subject to and in accordance with Section 4.2 and Article 10.

1.4 Effective Date. The Plan became effective upon approval of the Plan by the Company’s shareholders on November 4, 2004, and the date of such approval is referred to herein as the “Effective Date.”

1.5 Predecessor Plan. Upon approval of the Plan by the shareholders of the Company, no further grants may be made under the Cree, Inc. Amended and Restated Equity Compensation Plan (the “Predecessor Plan”).

ARTICLE 2—DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1 “Award Agreement” means the written agreement, whether in printed or electronic form, between the Company and a Participant, evidencing an Award granted to the Participant under the Plan. The Award Agreement may be in the form of a master agreement between an Eligible Participant and the Company with respect to all or any types of Awards supplemented, with respect to a particular Award, by a notice of award issued by the Company.

2.2 “Award” means an award granted to a Participant under the Plan that is an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Unit or combination of these.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means, unless provided otherwise in the Award Agreement or the Plan: (i) “Cause” as defined in an Individual Agreement to which a Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any other Employer because of any conduct amounting to fraud, dishonesty, willful misconduct, negligence, significant activities materially harmful to the reputation of the Company or an Employer, insubordination or conviction of a felony or a crime involving moral turpitude, all as determined by the Committee in good faith, including but not limited to (as determined by the Committee in good faith), (A) Participant’s breach of any agreement between Participant and an Employer, (B) Participant’s intentional or negligent failure to perform a reasonably requested directive or assignment or to perform his duties to the Employer substantially in accordance with the Employer’s operating and personnel policies and procedures generally applicable to all of its employees, or (C) Participant’s misappropriation or attempted misappropriation of any of the Employer’s funds or property.

2.5 “Change in Control” means, unless provided otherwise in the Award Agreement, “Change in Control” or “Change of Control”, as applicable, as defined in an Individual Agreement to which a Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Change in Control, no Termination of Employment for that Participant shall be considered to be in connection with a Change in Control.

2.6 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.7 “Committee” means a committee appointed by the Board to administer this Plan (or any specific provisions hereunder) pursuant to Article 3.

2.8 “Company” means Cree, Inc., a North Carolina corporation, and its successors and assigns.

2.9 “Disability” means, with respect to any Incentive Stock Option, disability as determined under Section 22(e)(3) of the Code, and with respect to any other Award, unless provided otherwise in the Award Agreement, (i) with respect to a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program of long-term disability insurance and which results in Termination of Employment of the Participant, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award.

2.10 “Effective Date” shall have the meaning ascribed to such term in Section 1.4 hereof.

2.11 “Eligible Participant” means any employee of the Employer and any Outside Director, subject to such limitations as may be provided by the Code, the Exchange Act or the Committee, as shall be determined by the Committee.

2.12 “Employer” means the Company and any corporation or entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.14 “Fair Market Value” means the fair market value of a Share, as determined in good faith by the Committee; provided, however, that unless otherwise directed by the Committee:

(a) if the Shares are listed for trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Shares on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported;

(b) if the Shares are listed for trading on The Nasdaq Stock Market and have been designated as a “Nasdaq Global Market” security (or such other name as The Nasdaq Stock Market may hereafter adopt for such segment), Fair Market Value on any date shall be the last sale price reported for the Shares on such system during the regular trading session on such date or on the last day preceding such date on which a sale was reported during the regular trading session;

(c) if the Shares are listed for trading on The Nasdaq Stock Market and have not been designated under subsection (b) above, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system during the regular trading session on such date or on the last day preceding such date on which a sale was reported during the regular trading session; or

(d) if (a), (b) and (c) do not apply, on the basis of the good faith determination of the Committee.

For purposes of subsection (a) above, if the Shares are traded on more than one national securities exchange, then the following exchange shall be referenced to determine Fair Market Value: (i) the New York Stock Exchange if the Shares are then traded on such exchange and (ii) otherwise such other exchange on which Shares are traded as may be designated by the Committee.

2.15 “Good Reason” means a Termination of Employment for “Good Reason” as defined in an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no Termination of Employment for that Participant shall be considered to be for “Good Reason.”

2.16 “Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which meets the requirements of Section 422 of the Code.

2.17 “Individual Agreement” means a written agreement between a Participant and the Company or any other Employer relating to employment by the Company or other Employer or to service as an Outside Director of the Company (other than an Award Agreement).

2.18 “Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.19 “Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan that does not meet the requirements of Section 422 of the Code.

2.20 “Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated in the applicable Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.

2.21 “Option Price” means the price at which a Participant may purchase a Share pursuant to an Option.

2.22 “Outside Director” means a member of the Board who is not an employee of the Company or any other Employer.

2.23 “Participant” means an Eligible Participant to whom an Award has been granted.

2.24 “Payment Date” shall have the meaning set forth in Section 5.6 of the Plan.

2.25 “Performance Unit” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Section 162(m) of the Code in the case of Awards intended to comply with Section 162(m) of the Code.

2.26 “Plan” means the Cree, Inc. 2004 Long-Term Incentive Compensation Plan, as amended from time to time.

2.27 “Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Shares, to sell, transfer, pledge or assign such Shares, to vote such Shares, and/or to receive any cash dividends with respect to such Shares, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.28 “Restriction Period” means the period of any restriction applicable to an Award of Restricted Stock or Stock Units, which period shall commence on the date an Award of Restricted Stock or Stock Units is granted and end on such date as the Committee shall determine (subject to Sections 7.2(b) and Section 14.2).

2.29 “Retirement” means, unless provided otherwise in the Award Agreement, Termination of Employment other than for Cause after a Participant has reached the age of 55 years and has completed at least five years of service (full-time or full-time equivalent).

2.30 “Share” means one share of common stock, par value $0.00125 per share, of the Company, as such Share may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.31 “Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified purchase price.

2.32 “Stock Unit” means an Award under Article 7 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restriction(s) as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash dividend equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.33 “Termination of Employment” means, unless provided otherwise in the Award Agreement, the discontinuance of employment of a Participant with the Employer for any reason, whether voluntary or involuntary, or in the case of an Outside Director, the discontinuance of services to the Company by an Outside Director, for any reason, whether voluntary or involuntary. If an Outside Director becomes an employee of the Company or any other Employer before or upon terminating service as an Outside Director, such employment will constitute a continuation of service with respect to Awards granted to the Participant while he or she served as a member of the Board. The determination of whether a Participant has discontinued employment or service shall be made by the Committee in its sole discretion. “Termination of Service” as used in an Award Agreement shall mean Termination of Employment.

ARTICLE 3—ADMINISTRATION

3.1 Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board. The Board shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board of Directors. Unless the Board directs otherwise, the Compensation Committee of the Board shall serve as the Committee.

3.2 Authority of the Committee.

(a) The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Award Agreement evidencing the Award, including without limitation, the determination of the number of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or Performance Units subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan as it deems appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect.

(b) The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee or Outside Director under the Plan (including whether a Participant shall be deemed to have experienced a Termination of Employment, or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to qualify as an Employer, (ii) any leave of absence, (iii) any transfer between locations of employment with the Employer or between Employers, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) any employee who, at the request of the Employer or the Company, becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of an Employer.

(c) All actions, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all parties, including the Company, its shareholders, Participants, Eligible Participants and their estates, beneficiaries and successors. The Committee shall consider such factors as it deems relevant to making or taking such actions, determinations and decisions including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest an action, determination or decision by the Committee with respect to such person or Award only on the grounds that such action, determination or decision was arbitrary or capricious or was unlawful, and any review of such action, determination or decision shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where an Eligible Participant is located or to meet the goals and objectives of the Plan; establish one or more sub-plans for these purposes; and establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein which are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan for each Employer of a Participant located in such non-U.S. jurisdiction.

3.4 Delegation of Authority. The Committee may, at any time and from time to time, to the extent permitted by law and the Company’s Bylaws and subject to the applicable rules of any securities exchange or quotation or trading system on which Shares are traded, delegate to one or more members of the Committee or executive officers of the Company any or all of its authority under Section 3.2 and 3.3, except that the Committee may not delegate such authority with respect to Awards to members of the Board or to executive officers of the Company. The Committee may delegate the administration of the Plan to an officer or employee of the Company, and such administrator(s) may have the authority to prepare, execute and distribute Award Agreements or other documents relating to Awards granted by the Committee under the Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

3.5 Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be directed by the Committee, including without limitation, provisions related to the consequences of Termination of Employment. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of the Award Agreement or otherwise confirm the Participant’s acceptance of the provisions of the Award Agreement. The Participant shall in any event be deemed to have accepted the provisions of an Award Agreement delivered to the Participant with respect to an Award by exercising the Award or receiving any benefits thereunder.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee and any persons acting on its behalf pursuant to authority delegated by the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except as to matters as to which the person seeking indemnification has been negligent or engaged in misconduct in the performance of his or her duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding, the person seeking indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

ARTICLE 4—SHARES SUBJECT TO THE PLAN

4.1 Aggregate Limits.

(a) Subject to adjustment as provided in Section 4.3, the aggregate number of Shares which may be issued pursuant to Awards under this Plan is (i) 8,200,000 plus (ii) the number of Shares which, immediately prior to the Effective Date, were authorized for issuance under the Predecessor Plan and are not thereafter used for awards under the Predecessor Plan. Shares described in clause (ii) above include Shares which, immediately prior to the Effective Date, were authorized for issuance under the Predecessor Plan and either (x) were not subject to then outstanding awards or (y) were subject to then outstanding awards that subsequently expire, are canceled or otherwise terminate unexercised for any reason.

(b) Subject to adjustment as provided in Section 4.3, no more than an aggregate of 1,400,000 Shares authorized by subsection (a) may be issued pursuant to Awards of Restricted Stock, Stock Units or Performance Units.

(c) If for any reason any Shares awarded or subject to purchase under this Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Stock Unit or the termination, expiration or cancellation of an Option, Stock Appreciation Right or Performance Unit, such Shares shall again be available for issuance pursuant to an Award under the Plan, except that Shares with respect to which a Stock Appreciation Right is exercised, and Shares withheld for payment of taxes pursuant to Section 13.2, shall not thereafter be available for issuance under the Plan. The determination of the number of issued Shares that again become available for issuance with respect to grants of Incentive Stock Options pursuant to this Section 4.1 shall be made in accordance with the requirements of Treas. Reg. section 1.422-2(b)(3).

4.2 Individual Limits.

(a) Tax Code Limits. Except to the extent the Committee determines that an Award shall not comply with the performance-based compensation provisions of Section 162(m) of the Code: (i) the aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan in any one fiscal year to any one Participant shall not exceed 300,000; (ii) the aggregate number of Shares subject to Restricted Stock or Stock Unit Awards granted under this Plan in any one fiscal year to any one Participant shall not exceed 100,000; and (iii) the aggregate value of Performance Unit Awards (valued as of the grant date) that may be granted in any one fiscal year to any one Participant shall not exceed the Fair Market Value of 100,000 Shares.

(b) Awards to Outside Directors. Awards to Outside Directors may be in the form of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units or a combination thereof. The aggregate number of Shares subject to Restricted Stock or Stock Units granted under this Plan in any one fiscal year to any Outside Director shall not exceed 10,000. The aggregate number of Shares subject to Awards of any type granted under this Plan in any one fiscal year to any Outside Director shall not exceed 20,000.

4.3 Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (including unpaired shares replacing paired Shares); or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

(a) the number of Shares that may be awarded as set forth in Section 4.1;

(b) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

(c) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(d) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

(e) the terms, conditions or restrictions of any Award and Award Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Section 422 of the Code.

ARTICLE 5—STOCK OPTIONS

5.1 Grant of Options. Subject to the provisions of the Plan, Options may be granted to Eligible Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only an employee may be granted ISOs.

5.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Committee shall determine. The Award Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO.

5.3 Option Price. The Option Price for each grant of an Option shall not be less than the Fair Market Value of a Share on the date the Option is granted.

5.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the seventh (7th) anniversary of its grant date.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Award Agreement and/or an Individual Agreement that vesting of the Award shall accelerate or other restrictions applicable to the Award shall lapse only: (i) in the event of the Participant’s death, Disability, or Retirement, in connection with a Change of Control, or pursuant to Section 14.5; (ii) for any Award granted on or before June 29, 2008, in the event of the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason; or (iii) in any other circumstance, provided that the number of Shares subject to Awards granted pursuant to this clause (iii), plus the number of Shares subject to Awards granted pursuant to clause (ii) of the third sentence of Section 6.4, clause (iii) of the first sentence of Section 7.2(b) and clause (ii) of the second sentence of Section 8.3, does not exceed five percent (5%) of the number of shares authorized for grant under this Plan. In addition, the Committee may provide in the Award Agreement for the deferral of gains related to an exercise or may establish a cap on the maximum earnings a Participant can realize from exercise.

5.6 Payment. Options shall be exercised by the delivery of written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the Option is to be exercised and satisfying any requirements that the Committee may establish in or pursuant to the Award Agreement from time to time. Unless otherwise authorized by the Committee, no Shares shall be delivered, whether in certificated or uncertificated form, until the full Option Price has been paid. Full payment of the Option Price (less any amount previously received from the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company either: (a) in cash, (b) in a cash equivalent approved by the Committee, (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee), or (d) by a combination of (a), (b) or (c). The Committee also may allow cashless exercises as permitted under Regulation T of the Federal Reserve Board, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law. “Payment Date” shall mean the date on which a sale transaction in a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.

5.7 Nontransferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement consistent with securities and other applicable laws, rules and regulations, no NQSO granted under this Article 5 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 5 shall be exercisable during his or her lifetime only by such Participant.

5.8 Special Rules for ISOs. Notwithstanding the above, in no event shall any Participant who owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a share on the date the ISO is granted or be eligible to receive an ISO that is exercisable later than the fifth (5th) anniversary date of its grant. No Participant may be granted ISOs (under the Plan and all other incentive stock option plans of the Employer) which are first exercisable in any calendar year for Shares having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceeds $100,000.

ARTICLE 6—STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefore a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered.

6.2 Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of Stock Appreciation Rights related to ISOs must be concurrent with the grant of the ISOs. With respect to NQSOs, the grant either may be concurrent with the grant of the NQSOs, or in connection with NQSOs previously granted under Article 5, which are unexercised and have not terminated or lapsed.

6.3 Payment. The Committee shall have sole discretion to determine in each Award Agreement whether the payment with respect to the exercise of an SAR will be in the form of cash, Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The Committee shall have sole discretion to determine in each Award Agreement the timing of any payment made in cash or Shares, or a combination thereof, upon exercise of SARs. Payment may be made in a lump sum, in annual installments or may be otherwise deferred; and the Committee shall have sole discretion to determine in each Award Agreement whether any deferred payments may bear amounts equivalent to interest or cash dividends.

6.4 Duration, Exercise Price and Exercise of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the seventh (7th) anniversary of its grant date. The exercise price for each grant of an SAR shall not be less than the Fair Market Value of a Share on the date the SAR is granted. Upon exercise of an SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Award Agreement and/or an Individual Agreement that vesting of the Award shall accelerate or other restrictions applicable to the Award shall lapse only: (i) in the event of the Participant’s death, Disability, or Retirement, in connection with a Change of Control, or pursuant to Section 14.5; or (ii) in any other circumstance, provided that the number of Shares subject to Awards granted pursuant to this clause (ii), plus the number of Shares subject to Awards granted pursuant to clause (iii) of the first sentence of Section 5.5, clause (iii) of the first sentence of Section 7.2(b), and clause (ii) of the second sentence of Section 8.3, does not exceed five percent (5%) of the number of shares authorized for grant under this Plan.

ARTICLE 7—RESTRICTED STOCK AND STOCK UNITS

7.1 Grants of Restricted Stock and Stock Units. Restricted Stock Awards and Stock Unit Awards may be made to Eligible Participants as an incentive for the performance of future services that the Committee in its sole discretion determines will contribute materially to the successful operation of the Employer. Subject to

Section 4.2 with respect to grants to Outside Directors, Awards of Restricted Stock or Stock Units may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock or Stock Units or deferred grants of Restricted Stock or Stock Units.

7.2 Restricted Stock/Stock Unit Award Agreement.

(a) In General. The Restricted Stock Award Agreement or the Stock Unit Award Agreement, as applicable, shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the purchase price, if any, to be paid for such Restricted Stock or Stock Unit, which may be more than, equal to, or less than Fair Market Value of a Share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or Stock Unit such as continued service or achievement of performance goals; the length of the Restriction Period and whether any circumstances will shorten or terminate the Restriction Period; and rights of the Participant during the Restriction Period to vote and receive dividends in the case of Restricted Stock, or to receive dividend equivalents in the case of Stock Units that accrue dividend equivalents.

(b) Minimum Restriction Periods. All grants of Restricted Stock or Stock Units shall have a Restriction Period of at least three (3) years (or one (1) year in the case of Restricted Stock or Stock Unit Awards with restrictions based solely on achievement of performance goals), except that the Committee may provide in the Award Agreement and/or an Individual Agreement for vesting of the Award on a pro rata basis during the Restriction Period and/or that the Restriction Period for any Award may otherwise be shortened only: (i) in the event of the Participant’s death, Disability, or Retirement, in connection with a Change of Control, or pursuant to Section 14.5; (ii) for any Award granted on or before June 29, 2008, in the event of the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason; or (iii) in any other circumstance, provided that the number of Shares subject to Awards granted pursuant to this clause (iii), plus the number of Shares subject to Awards granted pursuant to clause (iii) of the first sentence of Section 5.5, clause (ii) of the third sentence of Section 6.4, and clause (ii) of the second sentence of Section 8.3, does not exceed five percent (5%) of the number of shares authorized for grant under this Plan.

(c) Execution of Award Agreements. Notwithstanding Section 3.5, a Restricted Stock or Stock Unit Award must be accepted within a period of sixty (60) days after receipt, or such other period as the Committee may specify, by executing a Restricted Stock/Stock Unit Award Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock or Stock Unit Award shall not have any rights with respect to such Award, unless and until such recipient has executed a Restricted Stock/Stock Unit Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award.

7.3 Nontransferability. Except as otherwise provided in this Article 7 or in a Participant’s Award Agreement, no shares of Restricted Stock or Stock Units received by a Participant shall be sold, exchanged, transferred, pledged, assigned, hypothecated or otherwise disposed of during the Restriction Period or, in the case of Stock Units, either during or after the Restriction Period, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under an Award of Restricted Stock or Stock Units shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

7.4 Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name. Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.5 Dividends and Other Distributions. Except as provided in this Article 7 or in the Award Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant and held pending and subject to the vesting of the applicable Shares. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts. A Participant receiving a Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units to the extent provided in the Award Agreement relating to the Award. The Committee may require that such dividend equivalents shall be subject to the same restrictions on vesting and payment as the underlying Award. In addition, with respect to Awards intended to qualify for the performance-based compensation provisions of Section 162(m) of the Code, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or Restricted Stock maintain eligibility for such provisions.

ARTICLE 8—PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a “Performance Period.”

8.3 Earning of Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Committee may provide in the Award Agreement and/or an Individual Agreement that the Performance Units are earned notwithstanding achievement of the performance goals only: (i) in the event of the Participant’s death, Disability, or Retirement, in connection with a Change of Control, or pursuant to Section 14.5; or (ii) in any other circumstance, provided that the number of Shares subject to Awards granted pursuant to this clause (ii), plus the number of Shares subject to Awards granted pursuant to clause (iii) of the first sentence of Section 5.5, clause (ii) of the third sentence of Section 6.4, and clause (iii) of the first sentence of Section 7.2(b), does not exceed five percent (5%) of the number of shares authorized for grant under this Plan.

8.4 Form and Timing of Payment of Performance Units. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Except as otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to receive any dividends declared with respect to earned grants of Performance Units that are being settled in Shares and that have not yet been distributed to the Participant (such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Stock Units, as set forth in Section 7.5 herein). In addition, unless otherwise provided in the Participant’s Award Agreement, a Participant shall be entitled to exercise full voting rights with respect to such Shares.

8.5 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

ARTICLE 9—PERFORMANCE MEASURES

9.1 Approved Measures. Until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, revenues, revenue growth, market value added, economic value added, return on equity, return on investment, return on assets, return on net assets, return on capital employed, total shareholder return, profit, economic profit, after-tax profit, pre-tax profit, cash flow measures, cash flow return, sales, sales volume, stock price, cost, and/or unit cost. The Committee can establish other performance measures for Awards granted to Eligible Participants that are not intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code.

9.2 Adjustments to Measures. The Committee shall be authorized to make adjustments in performance-based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. In the case of Awards that are intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, such adjustments shall be made in accordance with guidelines established by the Committee at the time the performance-based Award is granted (or within such period thereafter as may be permissible under Section 162(m) of the Code). The Committee shall also have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m) of the Code, and which are held by executive officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

9.3 Use of Other Measures. If changes in applicable laws or regulations permit the Committee, in the case of Awards intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code, discretion to use performance measures other than those listed in Section 9.1 without obtaining shareholder approval of such changes, the Committee may make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m) of the Code, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

ARTICLE 10—AWARDS TO NON-EMPLOYEE DIRECTORS

An Outside Director may be granted one or more Awards of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units or a combination thereof in any fiscal year, subject to the limitations of Section 4.2. The number of Shares subject to such Awards, any formula pursuant to which such number shall be determined, the date of grant and the vesting, expiration and other terms applicable to such Awards shall be approved from time to time by the Committee and shall be subject to the terms of this Plan applicable to Awards in general. Outside Directors may receive Awards under the Plan only as provided in this Article 10.

ARTICLE 11—BENEFICIARY DESIGNATION

If and to the extent permitted by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. If any such designation is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such designations. Unless different rules and procedures are established by the Committee, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with a designated representative of the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 12—DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals, and the Committee may provide for such arrangements, including conversion to another form of Award that is available under the Plan and has equivalent value, as it deems necessary in order to permit the deferral of taxes in connection with such deferral by the Participant.

ARTICLE 13—WITHHOLDING

13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied.

13.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, to the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to not more than the minimum amount of tax required to be withheld with respect to the transaction. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 14—AMENDMENT AND TERMINATION

14.1 Amendment of Plan. Except as otherwise provided in this Section 14.1, the Committee or the Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless the affected Participants consent in writing. Neither the Committee nor the Board may, without approval of the shareholders of the Company, amend the Plan to (i) materially increase benefits accruing to Participants under the Plan, (ii) materially increase the number of Shares which may be issued under the Plan or (iii) materially modify the requirements for participation in the Plan. The Company will also obtain the approval of the shareholders before amending the Plan to the extent required by Section 162(m) or Section 422 of the Code or the rules of any securities exchange or quotation or trading system on which Shares are traded or other applicable law.

14.2 Amendment of Award; Repricing. The Committee may, at any time, amend outstanding Awards in a manner not inconsistent with the terms of the Plan; provided, however, that: (i) if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment, except as provided in Section 14.4 or in the Award Agreement; and (ii) the Committee shall not have the authority to decrease the exercise price of any outstanding Option or SAR, nor award any Option or SAR in replacement of a canceled Option or SAR with a higher exercise price, except in accordance with Section 4.3 or unless such an amendment is approved by the shareholders of the Company. To the extent not inconsistent with the terms of the Plan and the foregoing, the Committee may, at any time, amend an outstanding Award Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Neither the Committee nor the Board may amend, waive, lapse or otherwise modify any conditions or restrictions in any outstanding Award without approval of the shareholders of the Company, except to the extent the Awards so modified would have been permitted by clause (iii) of the first sentence of Section 5.5, clause (ii) of the third sentence of Section 6.4, clause (iii) of the first sentence of Section 7.2(b), or clause (ii) of the second sentence of Section 8.3.

14.3 Termination of Plan. No Awards shall be granted under the Plan after November 3, 2015, but Awards theretofore granted may extend beyond that date.

14.4 Cancellation of Awards.

(a) The Committee may, in its sole discretion, provide in the Award Agreement that if a Participant engages in any “Detrimental Activity” (as defined below), the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the Detrimental Activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Award Agreement may also provide that if the Participant exercises an Option or SAR, receives a Performance Unit payout, receives or vests in Shares under an Award or vests in or receives a payout under a Stock Unit at any time during the period beginning six months prior to the date the Participant first engages in Detrimental Activity and ending six months after the date the Participant ceases to engage in any Detrimental Activity, the Participant shall be required to pay to the Company the excess of the then fair market value of the Shares subject to the Award over the total price paid by the Participant for such Shares.

(b) For purposes of this Section, except to the extent provided otherwise in the Award Agreement, “Detrimental Activity” means any of the following, as determined by the Committee in good faith: (i) the violation of any agreement between the Company or any Employer and the Participant relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensees, licensors or contractors, or the performance of competitive services; (ii) conduct that constitutes Cause (as defined in Section 2.4 above without regard to any definition of Cause in any Individual Agreement), whether or not the Participant’s employment is terminated for Cause; (iii) making, or causing or attempting to cause any other person to make, any statement, either written or oral, or conveying any information about the Company or any other Employer which is disparaging or which in any way reflects negatively upon the Company or the Employer; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company or any Employer; or (v) the refusal or failure of a Participant to provide, upon the request of the Company, a certification, in a form satisfactory to the Company, that he or she has not engaged in any activity described in clauses (i)-(iv).

14.5 Assumption or Acceleration of Awards. In the event of a proposed sale of all or substantially all of the assets or stock of the Company, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable, each Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation (and adjusted as appropriate), unless such successor corporation does not agree to assume the Award or to substitute an equivalent award, in which case the Committee may, in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Option or other Award as to all Shares, including Shares as to which the Option or other Award would not otherwise be exercisable (or with respect to Restricted Stock or Stock Units, provide that all restrictions shall lapse). If the Committee makes an Option or other Award fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets or stock or other corporate transaction, the Committee shall notify the Participant that, subject to rescission if the merger, sale of assets or stock or other corporate transaction is not successfully completed within a certain period, the Option or other Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice (or such other period as provided by the Committee), and, to the extent not exercised, the Option or other Award will terminate upon the expiration of such period.

ARTICLE 15—MISCELLANEOUS PROVISIONS

15.1 Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or quotation or trading system on which Shares are traded and any applicable federal, state, local or foreign laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or quotation or trading system on which Shares are traded.

15.2 Rights of a Shareholder. Except as otherwise provided in Article 7 of the Plan and in the Restricted Stock Award Agreement, each Participant who receives an Award of Restricted Stock shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Award Agreement, no Participant shall have any rights as a shareholder with respect to any Shares covered by an Award prior to the date of issuance to him or her of a certificate or certificates for such Shares.

15.3 No Implied Rights. Nothing in the Plan or any Award granted under the Plan shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a member of the Board, or interfere in any way with the right of the Employer to terminate his or her employment or other service relationship at any time. Except to the extent approved by the Board, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

15.4 Compliance with Laws. At all times when the Committee determines that compliance with Section 162(m) of the Code is required or desirable, all Awards granted under this Plan shall comply with the requirements of Section 162(m) of the Code. In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Awards under the Plan, the Committee may, subject to the requirements of Article 14, make any adjustments it deems appropriate. The Plan and the grant of Awards shall be subject to all applicable federal, state local and foreign laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required.

15.5 Successors. The terms of the Plan shall be binding upon the Company, and its successors and assigns.

15.6 Tax Elections. Each Participant shall give the Committee prompt written notice of any election made by such Participant under Section 83(b) of the Code or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any award on the Participant’s not making an election under Section 83(b) of the Code.

15.7 Legal Construction.

(a) Severability. If any provision of this Plan or an Award Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would result in the Plan or any Award Agreement not complying with any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, it shall be stricken and the remainder of the Plan or the Award Agreement shall remain in full force and effect.

(b) Gender and Number. Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(c) Governing Law. To the extent not preempted by federal law, the Plan and all Award Agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of North Carolina.

APPENDIX B

2005 EMPLOYEE STOCK PURCHASE PLAN

(As amended August 19, 2008, subject to shareholder approval)

1.	Purpose. The purpose of the Plan is to provide eligible employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions and Interest accrued thereon. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.	Definitions.

(a)	“Board” shall mean the Board of Directors of the Company or, as applicable, one or more individuals or a committee to which the Board has delegated authority or responsibility hereunder pursuant to Section 13(b).

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” shall mean the common stock of the Company.

(d)	“Company” shall mean Cree, Inc., a North Carolina corporation.

(e)	“Compensation” shall mean the total cash remuneration paid, during the period of reference, to an Employee by the Employer, including but not limited to salary, wages, performance bonuses, commissions, incentive compensation and overtime, and including any amounts the Employee elects to defer or exclude from income under a deferred compensation Plan or an employee benefit Plan of an Employer, but excluding relocation, equalization, patent, sign-on and make-up bonuses, expense reimbursements of all types, payments in lieu of expenses, meal allowances, commuting or automobile allowances, any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction, income realized as a result of participation in any stock Plan, including without limitation any stock option, stock award, stock purchase, or similar Plan, of an Employer, Employer contributions to any qualified retirement Plan or other program of deferred compensation (except as provided above), Employer contributions to Social Security or workers’ compensation, costs paid by an Employer in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of the Employee, but not paid, during the period of reference.

(f)	“Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g)	“Employee” shall mean any individual who is an employee of an Employer for tax purposes, other than such an individual who is subject to the laws of a country that would prohibit the Employee’s participation in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h)	“Employer” shall mean the Company and any Designated Subsidiary of the Company.

(i)	“Enrollment Date” shall mean the first day of a Participation Period.

(j)	“Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The

Nasdaq Stock Market, its Fair Market Value shall be the closing price for such stock quoted on such exchange on the date of determination, as reported by the Nasdaq-Amex Reporting Service or such other source as the Board deems reliable, unless such date is not a Trading Day, in which case it shall be the closing price quoted on such exchange on the last Trading Day immediately preceding the date of determination, and

(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the closing price for such stock on the date of determination, as quoted by such source as the Board deems reliable, unless such date is not a Trading Day, in which case it shall be the closing price quoted on the last Trading Day immediately preceding the date of determination, and

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(k)	“Interest” shall mean interest accrued on payroll deductions under the Plan.

(l)	“Interest Rate” shall mean the rate at which payroll deductions accrue Interest. The interest rate in effect during a Participation Period shall be determined by the Board in its sole discretion.

(m)	“Participant” shall mean an eligible Employee who has enrolled in the Plan.

(n)	“Participation Period” shall mean the period during which an option granted pursuant to the Plan may be exercised, beginning November 1 and May 1 of each year and ending the next following April 30 and October 31, respectively; provided, however, that the first Participation Period under the Plan shall begin November 3, 2005 and shall end April 30, 2006. The Board may change the duration and timing of Participation Periods, provided that any such change is announced at least 10 days prior to the scheduled beginning of the first Participation Period to be affected thereafter. As used herein, “Participation Period” shall also mean “Special Participation Period,” where applicable.

(o)	“Plan” shall mean this 2005 Employee Stock Purchase Plan, as it may be amended from time to time.

(p)	“Purchase Date” shall mean the last day of a Participation Period. The Board may change the timing of Purchase Dates, provided that any such change is announced at least 10 days prior to the scheduled beginning of the first Participation Period to be affected thereafter.

(q)	“Purchase Price” shall mean an amount equal to the sum of (a) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date, and (b) any transfer, excise, or similar tax imposed on the transaction pursuant to which such share of Stock is purchased. The Purchase Price may be adjusted by the Board pursuant to Section 18 hereof.

(r)	“Reserves” shall mean the number of shares of Common Stock covered by options under the Plan that have not been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not placed under option.

(s)	“Special Participation Periods” shall mean interim Participation Periods enabling Employees of Subsidiaries that become Designated Subsidiaries of the Company after an Enrollment Date but more than three (3) months prior to the next succeeding Enrollment Date to participate in the Plan. The Enrollment Date of a Special Participation Period shall be a date specified by the Board, and the last day of a Special Participation Period shall be the next succeeding Purchase Date under the Plan.

(t)	“Subsidiary” shall mean a corporation, domestic or foreign, other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of grant of an option under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(u)	“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3.	Eligibility.

(a)	Any Employee employed by an Employer for 30 continuous days prior to a given Enrollment Date shall be eligible to participate in the Plan. The foregoing notwithstanding, only employees of the applicable Designated Subsidiary shall be eligible to participate in a Special Participation Period.

(b)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan to the extent that (i) immediately after such grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock (and/or hold outstanding options to purchase capital stock) representing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds $25,000 of stock (determined at the Fair Market Value of the shares on the date of grant) for each calendar year in which such option is outstanding at any time (or such lower limitations that may be imposed with respect to eligible Employees who are subject to laws of a foreign jurisdiction where lower limitations are required).

4.	Participation.

(a)	An eligible Employee may become a Participant in the Plan by completing a subscription agreement in a form provided by the Board authorizing payroll deductions and contributions of Interest and filing it with the Company’s stock plan administrator at such time in advance of the applicable Enrollment Date as the Board may prescribe, or through telephone or other electronic arrangements as the Board may prescribe. To the extent an Employer is subject to rules of a foreign country that prohibit payroll deductions with respect to any eligible Employee, the Company may authorize alternative methods by which such eligible Employee can elect to participate in the Plan.

(b)	Payroll deductions for a Participant shall begin with the first pay day following the Enrollment Date and shall end with the last pay day in the Participation Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 9 hereof.

5.	Payroll Deductions and Interest.

(a)	At the time a Participant files a subscription agreement, the Participant shall elect to have payroll deductions made on each pay day during the Participation Period not exceeding 15% of the Compensation that the Participant receives on each pay day during the Participation Period. In addition, Interest shall accrue on the Participant’s account and be used to purchase shares of Common Stock under the Plan each Purchase Date.

(b)	All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and shall be withheld in whole percentages only. All Interest accrued under the Plan shall be credited to a Participant’s account under the Plan.

(c)	A Participant may discontinue his or her participation in the Plan as provided in Section 9 hereof or may decrease to as low as 0% the rate of his or her payroll deductions by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. A change in rate shall be effective with the first full payroll period that begins after the Company receives the new subscription agreement.

(d)	A Participant’s subscription agreement shall remain in effect for successive Participation Periods unless specified otherwise or changed or terminated as provided in Section 9 hereof.

(e)	Notwithstanding the foregoing, to the extent necessary to comply with the $25,000 calendar-year accrual and the 5% ownership limitations set forth in Section 3(b), a Participant’s payroll deductions may be decreased to 0% and the Participant’s Interest accruals may cease at any time prior to a Purchase Date. Payroll deductions at the rate provided in such Participant’s subscription agreement and Interest accruals shall resume immediately following such Purchase Date, unless terminated by the Participant as provided in Section 9 hereof.

6.	Grant of Option. On the Enrollment Date of each Participation Period, each Participant shall be granted an option to purchase on the Purchase Date of the Participation Period at the applicable Purchase Price up to the number of shares of Common Stock determined by dividing the sum of the Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account plus the Interest accrued on such payroll deductions, by the applicable Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase on any Purchase Date more than 2,000 shares of Common Stock (subject to adjustment pursuant to Section 17), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12. The Board may, in its absolute discretion, for future Participation Periods increase or decrease the maximum number of shares of Common Stock a Participant may purchase on a Purchase Date. Exercise of an option shall occur as provided in Section 7, unless the Participant has withdrawn pursuant to Section 9.

7.	Exercise of Option.

(a)	Unless a Participant withdraws from the Plan as provided in Section 9, the Participant’s option shall be exercised automatically on each Purchase Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Purchase Price with the accumulated payroll deductions and Interest in the Participant’s account. No fractional shares shall be purchased. Any payroll deductions and Interest accumulated in a Participant’s account that are not sufficient to purchase a full share or that exceed the amount necessary to purchase the maximum number of shares specified in Section 6 shall be retained in the Participant’s account until the next Purchase Date, subject to earlier withdrawal by the Participant as provided in Section 9.

(b)	If the Board determines that on a given Purchase Date the number of shares with respect to which options are to be exercised exceed the number of shares of Common Stock available for sale under the Plan as of such Purchase Date, the Board may, in its sole discretion, provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants. With respect to any payroll deductions and Interest accumulated in a Participant’s account that are not used to purchase shares of Common Stock in a Participation Period pursuant to the preceding sentence, the Board shall, in its sole discretion, (i) direct payment of such payroll deductions and Interest to the Participant, or (ii) retain such deductions and Interest in a Participant’s account in anticipation of authorization of additional shares for issuance under the Plan by the Company’s stockholders with respect to a subsequent Participation Period. In the event the Board, in its sole discretion, determines that it shall not seek authorization from the Company’s stockholders for additional shares for issuance under the Plan with respect to a subsequent Participation Period, the Plan shall automatically terminate.

(c)	All rights to purchase Common Stock offered on a Purchase Date must be exercised within five (5) years of such Purchase Date.

8.	Delivery.

(a)	As promptly as practicable after each Purchase Date, the Company shall arrange the delivery, electronically or otherwise, to accounts in the Participants’ names at a brokerage company selected by the Company of the shares purchased upon exercise of options. At the election of the Participant, such account shall be set up in the name of the Participant or the names of the Participant and his or her spouse.

(b)	A Participant may withdraw certificates from his or her shares of Common Stock credited to his or her brokerage account at any time (subject to reasonable costs, which are the responsibility of the Participant) by a written request for such withdrawal delivered to the Board or through telephone or other electronic arrangements as may be established by the Board. Any stock certificate distributed to a Participant may contain a legend requiring notification to the Company of any transfer or sale of the shares of Common Stock prior to the date two years after the beginning date of a Participation Period pursuant to which the shares were purchased.

9.	Withdrawal.

(a)	A Participant may withdraw all, but not less than all, of the payroll deductions and Interest credited to the Participant’s account at any time by giving written notice to the Company in a form provided by the Company. Such payroll deductions and Interest shall be paid to the Participant promptly after receipt of the Participant’s notice of withdrawal. The Participant’s option for the Participation Period shall automatically terminate, and no further payroll deductions for the purchase of shares shall be made and no further Interest shall accrue for such Participation Period. If a Participant withdraws from a Participation Period, payroll deductions for the Participant’s account and Interest accruals shall not resume at the beginning of the next succeeding Participation Period unless the Participant delivers to the Company a new subscription agreement.

(b)	A Participant’s withdrawal from a Participation Period shall not have any effect upon the Participant’s eligibility to participate in any similar Plan that may thereafter be adopted by an Employer or in any succeeding Participation Period that begins after the Participation Period from which the Participant withdraws.

10.	Termination of Employment. Upon a Participant’s ceasing to be an Employee for any reason, the Participant shall be deemed to have withdrawn from the Plan, and the payroll deductions and Interest credited to the Participant’s account under the Plan during the Participation Period but not yet used to exercise the Participant’s option shall be returned and paid to the Participant.

11.	Interest. Interest shall accrue on the payroll deductions of a Participant in the Plan. The Interest rate and the manner of crediting Interest to Participant’s accounts under the Plan shall be determined by the Board in its sole discretion.

12.	Stock.

(a)	Subject to adjustment pursuant to Section 17, the maximum number of shares of the Common Stock authorized for issuance under the Plan is one million five hundred thousand (1,500,000) shares. Such shares shall be made available from Common Stock currently authorized but unissued.

(b)	Participants shall have no interest or voting rights in shares covered by options until such options have been exercised.

13.	Administration.

(a)	The Plan shall be administered by the Board. The Board shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Board shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the subscription agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Board shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board shall, to the full extent permitted by law, be final and binding upon all parties.

(b)	Notwithstanding the foregoing, the Board may delegate, by resolutions adopted prior to or after the effective date of this Plan, any or all of its authority and responsibilities hereunder to such individual(s) or committee (which may be comprised of Employees, members of the Board, or a combination thereof) as the Board shall designate, to the extent such delegation is permitted by applicable law, the articles and bylaws of the Company and the applicable stock exchange or national market system rules. In the event of such delegation, all references herein to the Board shall, to the extent applicable, be deemed to refer to and include such individual(s) or committee.

14.

Transferability. No payroll deductions or Interest credited to a Participant’s account under the Plan and no rights with regard to the exercise of an option under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will or the laws of descent and distribution). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 9 hereof.

15.	Use of Funds. Payroll deductions and Interest received or held by an Employer under the Plan may be used by such Employer for any corporate purpose. The Employer shall not be obligated to segregate such payroll deductions and Interest.

16.	Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants following each Purchase Date, which statements shall set forth the amounts of payroll deductions and Interest, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

17.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)	Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each Participant may purchase on a Purchase Date and the price per share and the number of shares of Common Stock covered by each outstanding option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. The conversion of convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)	In the event of the proposed dissolution or liquidation of the Company, the Participation Periods then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be prior to the date of the Company’s proposed dissolution or liquidation. The Board shall notify each Participant in writing at least 10 business days prior to the New Purchase Date that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option shall be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Participation Period as provided in Section 9.

(c)	In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or equivalent options substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the options, the Participation Periods then in progress shall be shortened by setting a New Purchase Date. The New Purchase Date shall be prior to the date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing at least 10 business days prior to the New Purchase Date that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option shall be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Participation Period as provided in Section 9.

18.	Amendment or Termination.

(a)

The Board may at any time and for any reason amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is set after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise in its discretion determine to submit other such changes to the Plan to stockholders for approval; provided, however, that no such action may (i) without the consent of an affected Participant, materially impair the rights of such Participant with respect to any shares of Common Stock theretofore purchased for him or her under the Plan, or (ii) disqualify the Plan under Section 423 of the Code.

(b)	Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Participation Periods, limit the frequency and/or number of changes permitted in the amount withheld during a Participation Period, establish the exchange ratio applicable to amounts withheld in a currency other than U. S. Dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Employer’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond to amounts withheld from the Participant’s Compensation, change the Interest Rate and the manner of crediting Interest to a Participant’s account, and establish such other limitations and procedures that the Board determines in its sole discretion advisable and that are consistent with the Plan.

(c)	If the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences, including, but not limited to:

(i)	Increasing the Purchase Price for any Participation Period, including a Participation Period underway at the time of the change in Purchase Price;

(ii)	Shortening any Participation Period so that the Participation Period ends on a new Purchase Date, including a Participation Period underway at the time of the Board action; and

(iii)	Allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

(d)	Subject to Section 7(b), the Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his or her Plan account shall be paid to the Participant and shares of Common Stock theretofore purchased for the Participant under the Plan shall continue to be handled in the manner provided in Section 8.

19.	Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Board may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms to the requirements of a jurisdiction outside of the United States in which an eligible Employee is located in order to meet the goals and objective of the Plan; establish one or more sub-plans for these purposes; and/or establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. For purposes of clarity, the terms and conditions contained herein that are subject to variation in jurisdiction outside of the United States shall be reflected in a written addendum to the Plan for each Employer of an eligible Employee located in such a jurisdiction.

20.	Administrative Costs. The Company will pay the expenses incurred in the administration of the Plan other than any fees or transfer, excise, or similar taxes imposed on the transaction pursuant to which any shares of Stock are purchased. The Participant will pay any transaction fees or commissions on any sale of the shares of Common Stock and may also be charged the reasonable costs associated with issuing a stock certificate.

21.	Tax Obligations. To the extent any (i) grant of an option to purchase Common Stock hereunder, (ii) purchase of Common Stock hereunder, or (iii) disposition of Common Stock purchased hereunder gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Board may implement appropriate procedures to ensure that such tax withholding obligations are met. Such procedures may include, without limitation, increased withholding from an Employee’s current compensation, cash payments to an Employer by an Employee, or a sale of a portion of the Common Stock purchased under the Plan, which sale may be required and initiated by the Company. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Employees participating in the Plan (or in an offering under the Plan), except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

22.	Notices. All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.	Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the delivery of such shares complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.	Term of Plan. The Plan shall become effective on November 3, 2005, subject to and conditioned upon the stockholders of the Company approving the Plan at their annual meeting on such date. It shall continue in effect for a term of 10 years unless sooner terminated under Section 18 hereof.

25.	Severability of Provisions; Prevailing Law. The provisions of the Plan shall be deemed severable. If any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of North Carolina, to the extent such laws are not in conflict with, or superseded by, federal law.

26.	Authorization to Release Necessary Personal Information.

(a)	As a condition of participating in the Plan, each Employee hereby authorizes and directs Employee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Employee’s employment, the nature and amount of Employee’s compensation and the fact and conditions of Employee’s participation in the Plan (including, but not limited to, Employee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all options or any other entitlement to shares of Common Stock awarded, cancelled, exercised or outstanding) for the purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of options under the Plan or with whom shares of Common Stock acquired upon exercise of this option or cash from the sale of such shares may be deposited. Employee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Employee’s residence. Furthermore, Employee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Employee’s participation in the Plan.

(b)	Employee may at any time withdraw the consents herein, by contacting Employee’s local human resources representative in writing. Employee further acknowledges that withdrawal of consent may affect Employee’s ability to exercise or realize benefits from the option, and Employee’s ability to participate in the Plan.

CREE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Charles M. Swoboda and Adam H. Broome, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. which the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders of Cree, Inc. to be held at the offices of the corporation at 4425 Silicon Drive, Durham, North Carolina 27703, on Thursday, October 30, 2008, at 10:00 a.m. local time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse, FOR the approval of amendments to the 2004 Long-Term Incentive Compensation Plan, FOR the approval of the amendment to the 2005 Employee Stock Purchase Plan, and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the corporation for the fiscal year ending June 28, 2009, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated September 16, 2008, receipt of which is hereby acknowledged.

(Please sign and date on the reverse side and promptly return in the enclosed envelope.)

ANNUAL MEETING OF SHAREHOLDERS OF

CREE, INC.

October 30, 2008

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible. -or-	COMPANY NUMBER
TELEPHONE—Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. -or-	ACCOUNT NUMBER
INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided

IF you are not voting via telephone or the Internet.

CONTINUED FROM OTHER SIDE. NOT VALID UNLESS SIGNED AND DATED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FORALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: o Charles M. Swoboda o John W. Palmour, Ph.D. o Dolph W. von Arx o Clyde R. Hosein o Franco Plastina o Harvey A. Wagner o Thomas H. Werner	2. Approval of amendments to the 2004 Long-Term Incentive Compensation Plan	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		3. Approval of amendment to the 2005 Employee Stock Purchase Plan	☐	☐	☐
			FOR	AGAINST	ABSTAIN
		4. Ratification of the appointment of ERNST & YOUNG LLP as independent auditors for the fiscal year ending June 28, 2009	☐	☐	☐

Any proxy heretofore given by the undersigned is hereby revoked.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		Please complete, sign and return this proxy whether or not you intend to attend the meeting.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder                          Date                          Signature of Shareholder                          Date

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.